As filed with the Securities and Exchange Commission on November 30, 2015.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

Registration Statement

Under

The Securities Act of 1933

FRANKLIN FINANCIAL NETWORK, INC.

(Exact name of registrant as specified in its charter)

Tennessee	20-8839445
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

722 Columbia Avenue

Franklin, Tennessee 37064

(615) 236-2265

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard E. Herrington

President and Chief Executive Officer

Franklin Financial Network, Inc.

722 Columbia Avenue

Franklin, Tennessee 37064

(615) 236-2265

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Steven J. Eisen, Esq.

Mark L. Miller, Esq.

Lori B. Metrock, Esq.

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

211 Commerce Street, Suite 800

Nashville, Tennessee 37201

(615) 726-5600

(Approximate date of commencement of proposed sale to public) From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, no par value per share	1,690,598(1)	$32.39(2)	$54,758,469.22(2)	$5,514.18
Senior Non-Cumulative Perpetual Preferred Stock, Series A, no par value per share, liquidation preference of $1,000 per share	10,000(3)	$1,000(4)	$10,000,000(4)	$1,007
Total			$64,758,469.22	$6,521.18

(1)	Also includes such indeterminate number of shares of common stock as may be issued with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and based upon the average of the high and low sales prices of our common stock on the New York Stock Exchange on November 25, 2015.
(3)	Also includes (i) such indeterminate number of shares of preferred stock as may be issued with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions, and (ii) in the event the United States Department of the Treasury (the “Treasury”) requests that the registrant deposit the shares of Senior Non-Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) with a depositary pursuant to a depositary agreement, depositary shares evidencing fractional interests in the shares of Series A Preferred Stock may be sold pursuant to this Registration Statement in lieu of whole shares of Series A Preferred Stock.
(4)	The shares are to be offered at prices that are not presently determinable. Pursuant to Rule 457(c) under the Securities Act of 1933, the maximum aggregate offering price is estimated solely for the purpose of computing the amount of the registration fee based upon the liquidation preference amount per share of the Series A Preferred Stock being registered for resale, which were issued and sold to, and are held by, the Treasury pursuant to the Treasury’s Small Business Lending Fund Program.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 30, 2015

PROSPECTUS

FRANKLIN FINANCIAL NETWORK, INC.

1,690,598 Shares of Common Stock

10,000 Shares of Senior Non-Cumulative Perpetual Preferred Stock, Series A

(or Depositary Shares Evidencing Fractional Interests in Such Shares)

This prospectus relates to the offer and sale from time to time of:

•	up to an aggregate of 1,690,598 shares of Franklin Financial Network, Inc. common stock, no par value per share, by the selling shareholders identified in this prospectus, and any of their pledges, donees, transferees or other successors in interest, issued to the selling shareholders in private placement transactions as described in this prospectus; and

•	some or all of the shares of our Senior Non-Cumulative Perpetual Preferred Stock, Series A, (the “Series A Preferred Stock”), originally issued by us pursuant to the Securities Purchase Agreement (the “SBLF Securities Purchase Agreement”) dated September 22, 2011 between us and the United States Department of the Treasury (“Treasury”).

In this prospectus, we sometimes refer to the shares of common stock offered by the selling shareholders pursuant to this prospectus as the “Offering Shares.”

We are registering the offer and sale of the Offering Shares to permit the selling shareholders to sell the Offering Shares from time to time through ordinary brokerage transactions or through any other means described in this prospectus. The price at which the selling shareholders may sell their Offering Shares will be determined by the prevailing market price for our common stock or in negotiated transactions. We will not receive any proceeds from the sale of the Offering Shares by the selling shareholders, but we are bearing the expenses of registration.

Treasury and its successors, including transferees, which we collectively refer to as the “Series A Preferred Stock selling securityholder” may offer the Series A Preferred Stock from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If the Series A Preferred Stock is sold through underwriters, broker-dealers or agents, the Series A Preferred Stock selling securityholder will be responsible for underwriting discounts or commissions or agents’ commissions.

Our common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “FSB.” On November 25, 2015, the last reported sale price of our common stock as reported on the NYSE was $32.83 per share. The Series A Preferred Stock is not listed on an exchange, and, unless requested by Treasury, we do not intend to list the Series A Preferred Stock on any exchange.

Investing in our securities involves risks. Before buying any of our securities, you should carefully consider the risk factors discussed in the “Risk Factors” section beginning on page 7 of this prospectus and in our periodic reports and other information we file with the Securities and Exchange Commission.

The Offering Shares and the Series A Preferred Stock are our equity securities. They are not deposits, savings accounts or other obligations of any bank, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated             , 2015.

You should rely only on the information contained in this prospectus or to which we have referred you. Neither we, the selling shareholders nor the Series A Preferred Stock selling securityholder have authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell the securities. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling shareholders may sell from time to time, in one or more offerings, the common stock covered by this prospectus, and the Series A Preferred Stock selling securityholder may sell from time to time in one or more offerings the Series A Preferred Stock covered by this prospectus.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by any of the selling shareholders or the Series A Preferred Stock selling securityholder. The supplement also may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in the prospectus supplement. We recommend that you carefully read both this prospectus and any supplement; especially the section entitled “Risk Factors” beginning on page 7 of this prospectus, before making a decision to invest in the Offering Shares or the Series A Preferred Stock. You should also carefully read the additional information and documents described under the heading “Where You Can Find More Information.”

This prospectus is not an offer to sell, or a solicitation of an offer to buy, the Offering Shares or the Series A Preferred Stock in any jurisdiction where the offer or sale is not permitted.

Unless we indicate otherwise, references to “we,” “our,” “us,” the “Company” and “FFN” are to Franklin Financial Network, Inc. and its subsidiaries on a consolidated basis.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements about the financial conditions, results of operations, earnings outlook and prospects of FFN. You can find many of these statements by looking for words such as “may,” “would,” “could,” “should,” “will,” “expect,” “anticipate,” “predict,” “project,” “potential,” “continue,” “contemplate,” “seek,” “assume,” “believe,” “intend,” “plan,” “forecast,” “goal,” and “estimate,” or other similar expressions which identify these forward-looking statements. These words appear in a number of places in this prospectus (and the documents to which we refer you in this prospectus) and include, but are not limited to, all statements relating directly or indirectly to future financial performance, plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers.

The forward-looking statements involve certain risks and uncertainties. Our ability to predict results or the actual effects of our plans and strategies is subject to inherent uncertainty. Factors that may cause actual events or results to differ materially from such forward-looking statements include those set forth under “Risk Factors” included elsewhere in this prospectus, as well as, among others, the following:

•	those discussed and identified in public filings with the SEC made by FFN;

•	changes in asset quality and credit risk and risks associated with concentrations in real estate related loans;

•	changes in interest rates and capital markets and the value of securities held;

•	increased competition from other financial and non-financial institutions;

•	the impact of technological advances on the banking industry; and

•	the impact, extent and timing of actions of the Federal Reserve Board and federal and state banking regulators, and legislative and regulatory actions and reforms, including those associated with the Dodd-Frank Act Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document. Many of the factors that will determine our results are beyond our ability to control or predict. We undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

You should read the following summary in conjunction with the more detailed information contained elsewhere in this prospectus and the documents incorporated by reference in this prospectus. In particular, you should read the section entitled “Risk Factors” beginning on page 7.

Company Overview

We are a bank holding company headquartered in Franklin, Tennessee. Through our wholly owned bank subsidiary, Franklin Synergy Bank (the “Bank”), a Tennessee-chartered commercial bank and a member of the Federal Reserve System, we provide a full range of banking and related financial services with a focus on service to small businesses, corporate entities, local governments and individuals. We operate through 11 branches in the demographically attractive and growing Williamson and Rutherford Counties within the Nashville metropolitan area.

As of September 30, 2015, we had consolidated total assets of $2.0 billion, total loans, including loans held for sale, of $1.1 billion, total deposits of $1.7 billion and total shareholders’ equity of $187.6 million.

Our History and Growth

We were formed as a Tennessee corporation in April 2007 and commenced banking operations through the newly-formed Franklin Synergy Bank in November 2007.

We were established with the objective of building a locally-managed commercial bank to service the needs of Franklin, Tennessee and the greater Williamson County area. Our mission statement is to build a legacy company by creating shareholder value, cultivating strong customer relationships and fostering an extraordinary team of directors, officers and employees. We were formed by a core management team of veteran bankers based in Middle Tennessee led by our Chairman and Chief Executive Officer, Richard Herrington. Many of our founders built Franklin Financial Corporation (not directly affiliated with our company), which was founded in 1988, and grew the newly-formed real estate-oriented bank to nine branches and $785 million in assets as of June 30, 2002, before announcing the sale of the bank to Fifth Third Bancorp in July 2002. Mr. Herrington and certain members of this management team subsequently joined Cumberland Bancorp (later renamed Civitas BankGroup, Inc. (“Civitas BankGroup”)), a troubled Tennessee-based bank holding company, in December 2002, to lead its restructuring. The team led a dramatic improvement of Cumberland’s asset quality and profitability, by decreasing nonperforming loans to total loans from 2.25% in 2003 to 0.31% in 2006 and growing net income from $1.1 million in 2003 to $6.7 million in 2006, before it was acquired by Greene County Bancshares, Inc. in May 2007.

MidSouth Acquisition

On July 1, 2014, we completed our acquisition of MidSouth Bank (“MidSouth”), which enabled us to increase our footprint in Middle Tennessee and in the Nashville metropolitan area, specifically in the attractive Rutherford County market. The acquisition also diversified our revenue mix by expanding our retail customer base and increasing our capacity to provide wealth management services, including trust powers, which we believe is a competitive advantage to drive new relationships with higher income customers. Headquartered in Murfreesboro, Tennessee and founded in 2004, MidSouth had five branches located throughout Rutherford County, which is adjacent to Williamson County. Although MidSouth operated in close proximity to us, there was no overlap of branch locations and MidSouth’s customer base complemented ours with minimal overlap.

Our Market

We operate 11 branches in Williamson and Rutherford Counties within the Nashville metropolitan area. Below is a map of our branch network:

Our Business Strategy

We consider ourselves to be bankers, not just lenders. Our core business strategy is to provide our banking customers with a full suite of financial services by cultivating strong long-term customer relationships and by developing an extraordinary team of officers and employees focused on the customer experience. We are focused on providing convenience and personal service to our customers that is superior to that of the out-of-state super-regional and national financial institutions operating in our markets, while simultaneously managing risk and profitability by remaining selective when expanding our customer base and making loans. We also prioritize our client’s financial security and privacy and assist the communities in which we do business through socially responsible leadership. Our unique culture is a cornerstone to our business and has resulted in substantial but stable growth and profitability.

By continuing to offer several value-added products and services within our core areas of strength, such as mortgage lending and wealth management, to invest in technology to improve our systems and the customer experience, and to leverage strong relationships with consumers, professionals, local governments and businesses within our community, we believe we can gain greater market share, which will improve our operational efficiency and increase profitability. As evidence of the success of our strategy, our deposit market share in Williamson County has increased from 3.4% in 2009 to a market-leading approximately 18.2% per the FDIC’s summary of deposits report as of June 30, 2015, despite the presence of more institutions competing for deposits. The Bank also ranked as the 8th largest bank based on deposits in the Nashville Metropolitan Statistical Area and as the 13th largest bank based on deposit market share in the State of Tennessee as of June 30, 2015.

Our Corporate Information

Our principal executive office is located at 722 Columbia Avenue, Franklin, Tennessee 37064-2828, and our telephone number is (615) 236-2265. Our website is www.franklinsynergybank.com. The information contained on or accessible from our website does not constitute a part of this prospectus and is not incorporated by reference herein.

Additional Information

Additional information about FFN and its subsidiaries is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information.”

The Offering

Offering Shares

We are registering the offer and sale of the shares of our common stock covered by this prospectus (referred to as the “Offering Shares”) held by certain of our shareholders who acquired shares of our common stock in certain private placement transactions, which are described below under the heading “Underlying Common Stock Transactions.” Registration of the Offering Shares does not necessarily mean that the selling shareholders will offer for sale all or any portion of the Offering Shares.

We have agreed to bear the expenses of registering the Offering Shares under federal and state securities laws. All securities sold pursuant to this prospectus will be offered and sold by the selling shareholders, although the selling shareholders are not obligated to sell any of the Offering Shares. We are not selling any of the Offering Shares, and we will not receive any proceeds from the sale of the Offering Shares offered under this prospectus.

Series A Preferred Stock

We are also registering the offer and sale of the shares of Series A Preferred Stock covered by this prospectus held by Treasury, which acquired the shares of Series A Preferred Stock pursuant to the SBLF Securities Purchase Agreement. Registration of the Series A Preferred Stock does not necessarily mean that the Series A Preferred Stock selling securityholder will offer for sale all or any portion of the Series A Preferred Stock.

We have agreed to bear the expenses of registering the Series A Preferred Stock under federal and state securities laws. All securities sold pursuant to this prospectus will be offered and sold by the Series A Preferred Stock selling securityholder, although the Series A Preferred Stock selling securityholder is not obligated to sell any of the Series A Preferred Stock. We are not selling any of the Series A Preferred Stock, and we will not receive any proceeds from the sale of the Series A Preferred Stock offered under this prospectus.

Underlying Common Stock Transactions

We consummated the issuance and sale of a total of 4,665,696 shares of common stock (that is, the Offering Shares) in certain private placement transactions exempt from the registration requirements of the Securities Act. 2,625,000 Offering Shares were issued as part of a private placement of our common stock to certain of the selling shareholders, each of which were “accredited investors” within the meaning of the Securities Act in accordance with subscription agreements, which closed in November 2007. 238,345 Offering Shares were issued as part of a private placement of our common stock to certain of the selling shareholders, each of which were “accredited investors” within the meaning of the Securities Act in accordance with subscription agreements, which closed between December 2008 and January 2009. 648,504 Offering Shares were issued as part of a private placement of our common stock to certain of the selling shareholders, each of which were “accredited investors” within the meaning of the Securities Act in accordance with subscription agreements, which closed between December 2009 and March 2010. 1,153,847 Offering Shares were issued as part of a private placement of our common stock to certain of the selling shareholders, each of which were “accredited investors” within the meaning of the Securities Act in accordance with subscription agreements, which closed between August 2013 and November 2013. These transaction are referred to in this prospectus as the “private placements.”

The purchase price for the Offering Shares in the private placements were as follows: $10.00 per share, $11.75 per share (for existing shareholders, employees and employees’ family members) or $12.25 per share (for new shareholders), $10.00 per share, and $13.00 per share, respectively, resulting in aggregate gross proceeds of approximately $50.6 million, or gross proceeds of approximately $26.3 million, $2.8 million, $6.5 million, and $15.0 million, respectively, per private placement. After payment of placement fees to the investment banks we engaged in the private placements and expenses of the private placements, we raised approximately $49.3 million.

Plan of Distribution

The selling shareholders may sell the Offering Shares, and the Series A Preferred Stock selling securityholder may sell the Series A Preferred Stock, through agents or dealers, directly to one or more individuals, institutional or other purchasers or through any combination of these methods of sale. The distribution of the Offering Shares and the Series A Preferred Stock may be effected in one or more transactions at fixed prices, at market prices prevailing at the time of sale or at negotiated prices. See “Plan of Distribution” beginning on page 31 of this prospectus.

Risk Factors

Prior to making an investment decision, a prospective purchaser should consider all of the information set forth in this prospectus or incorporated by reference herein and should evaluate the statements set forth in the “Risk Factors” section beginning on the next page of this prospectus.

RISK FACTORS

Purchasing our common stock or Series A Preferred Stock involves risks. In addition to the risk factors below, please see the “Risk Factors” section in our most recent Annual Report on Form 10-K, along with any risk factor disclosure contained in our subsequent periodic reports, which are incorporated by reference into this prospectus, as updated by our future filings with the SEC. The following are risks which could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in partial or complete loss of your investment. You should carefully consider each of the following factors and all of the information in this prospectus before purchasing any of our common stock or Series A Preferred Stock.

Risks Related to Our Business

We May Not Be Able to Implement Our Growth Strategy Effectively

Our business has grown quickly. Furthermore, our strategy focuses on organic growth, supplemented by opportunistic acquisitions. We may not be able to execute aspects of our growth strategy to sustain our historical rate of growth or may not be able to grow at all. More specifically, we may not be able to generate sufficient new loans and deposits within acceptable risk and expense tolerances, obtain the personnel or funding necessary for additional growth or find suitable acquisition candidates. Various factors, such as economic conditions and competition, may impede or prohibit the growth of our operations, the opening of new branches and the consummation of acquisitions.

Our Limited Operating History as an Integrated Company May Make it Difficult for Investors to Evaluate Our Business, Financial Condition and Results of Operations and Also Impairs Our Ability to Accurately Forecast Our Future Performance

Our limited operating history as an integrated company following our acquisition of MidSouth on July 1, 2014 may not provide an adequate basis for investors to evaluate our business, financial condition and results of operations. Our future operating results depend upon a number of factors, including our ability to manage our growth, retain our customer base and successfully identify and respond to emerging trends in our primary product lines and markets. It may also be difficult for us to evaluate trends that may affect our business and to determine whether our expansion may be profitable. Thus, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more predictable market.

Competition For Deposits and Loans Is Expected To Be Intense, and No Assurance Can Be Given That We Will Be Successful in Our Efforts to Compete with Other Financial Institutions

The commercial banking industry in Williamson County, Tennessee consists of 34 banks, with 102 total offices and total deposits of $6.75 billion as of June 30, 2015, which is the most recent date such information has been released by the Federal Deposit Insurance Corporation (“FDIC”). The commercial banking industry in Rutherford County, Tennessee consists of 20 banks and, with 76 total offices and total deposits of $3.48 billion as of June 30, 2015, which is the most recent date such information has been released by the FDIC. Offices affiliated with out-of-state financial institutions have entered Tennessee in recent years to offer all financial services, including lending and deposit gathering activities. Also, changes to laws on interstate banking and branching now permit banks and bank holding companies headquartered outside Tennessee to move into Williamson County and Rutherford County more easily. In addition, there are credit unions, finance companies, securities brokerage firms, and other types of businesses offering financial services. Technological advances and the growth of e-commerce have made it possible for non-financial institutions to offer products and services that traditionally have been offered by banking institutions. Competition for deposit and loan opportunities in our market area is expected to be intense because of existing competitors and the geographic expansion into the market area by other institutions. No assurance can be given that we will be successful in our efforts to compete with other such institutions.

We Have Incurred Substantial Expenses Related to Our Recent Acquisition

We have incurred substantial expenses in connection with completing our recent acquisition of MidSouth and integrating the operations of the acquired businesses of MidSouth with our operations. There are a number of factors beyond our control that could affect the total amount or the timing of our transaction and integration expenses and such expenses may exceed our initial projections. Many of the expenses that will be incurred, by their nature, are difficult to accurately estimate at the present time. As a result, the transaction and integration expenses associated with our recent acquisition of MidSouth could exceed the savings that we expect to achieve from the realization of economies of scale and cost savings related to the integration of the acquired business of MidSouth following the completion of our recent acquisition.

There Can Be No Assurance That the Bank Will Not Incur Excessive Loan Losses

An allowance for loan losses account is accumulated through monthly provisions against income. This account is a valuation allowance established for probable incurred credit losses inherent in the loan portfolio. Banks are susceptible to risks associated with their loan portfolios. The Bank’s loan customers may include a disproportionate number of individuals and entities seeking to establish a new banking relationship because they are dissatisfied with the amount or terms of credit offered by their current banks, or they may have demonstrated less than satisfactory performance in previous banking relationships. If the Bank lends to individuals who have demonstrated less than satisfactory performance in previous banking relationships, the Bank could experience disproportionate loan losses, which could have a significantly negative impact on the Bank’s earnings. Although management is aware of the potential risks associated with extending credit to customers with whom they have not had a prior lending relationship, there can be no assurance that the Bank will not incur excessive loan losses. Bank regulators may disagree with the Bank’s characterization of the collectability of loans and may require the Bank to downgrade credits and increase our provision for loan losses that would negatively impact results of operations and capital levels.

Changes in Interest Rates May Reduce the Bank’s Profitability

We incur interest rate risk. The Bank’s profitability is dependent, to a large extent, upon net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investment securities and interest expense on interest-bearing liabilities, such as deposits and borrowings. The Bank will continue to be affected by changes in interest rates and other economic factors beyond its control, particularly to the extent that such factors affect the overall volume of our lending and deposit activities. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring an institution’s interest rate sensitivity “gap.” An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income. Furthermore, an increase in interest rates may negatively affect the market value of securities in our investment portfolio. A reduction in the market value of our portfolio will increase the unrealized loss position of our available-for-sale investments. Any of these events could materially adversely affect our results of operations or financial condition.

If We Fail to Effectively Manage Credit Risk and Interest Rate Risk, Our Business and Financial Condition Will Suffer

We must effectively manage credit risk. There are risks inherent in making any loan, including risks with respect to the period of time over which the loan may be repaid, risks relating to proper loan underwriting and guidelines, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers and risks resulting from uncertainties as to the future value of collateral. There is no assurance that our credit risk monitoring and loan approval procedures are, or will be, adequate or will reduce the inherent risks associated with lending. Our credit administration personnel, policies and procedures may not adequately adapt to changes in economic or any other conditions affecting customers and the quality of our loan portfolio. Any failure to manage such credit risks may materially adversely affect our business and our consolidated results of operations and financial condition.

The Bank Depends on Its Ability to Attract Deposits

The acquisition of local deposits is a primary objective of the Bank. If customers move money out of bank deposits and into other investments, we would lose a relatively low-cost source of funds, increasing our funding costs and reducing our net interest income and net income. In addition to the traditional deposit accounts solicited in its community, the Bank also solicits local deposits through the Internet and will offer Internet-only deposit accounts to supplement traditional depository accounts. The Bank is a member of the Federal Home Loan Bank (the “FHLB”) for use as a general funding source and may use Internet funds and brokered deposits to balance funding needs. The ability of the Bank to accept brokered deposits is dependent on its ability to be “well capitalized.”

The Bank May Be Required to Rely on Secondary Sources of Liquidity to Meet Withdrawal Needs or Fund Operations, and There Can Be No Assurance That These Sources Will Be Sufficient to Meet Future Liquidity Demands

The primary source of the Bank’s funds is customer deposits and loan repayments. While scheduled loan repayments are a relatively stable source of funds, they are subject to the ability of borrowers to repay the loans. The ability of borrowers to repay loans can be adversely affected by a number of factors, including changes in general economic conditions, adverse trends or events affecting business industry groups, reductions in real estate values or markets, business closings or lay-offs, inclement weather, natural disasters and international instability. Additionally, deposit levels may be affected by a number of factors, including rates paid by competitors, general interest rate levels, returns available to customers on alternative investments and general economic conditions. Accordingly, the Bank may be required from time to time to rely on secondary sources of liquidity to meet withdrawal demands or otherwise fund operations. These sources include Internet funds, brokered certificates of deposit, borrowings from the Federal Reserve, FHLB advances, and federal funds lines of credit from correspondent banks. While management believes that these sources are currently adequate, there can be no assurance that they will be sufficient to meet future liquidity demands. The Bank may be required to slow or discontinue loan growth, capital expenditures or other investments or liquidate assets should these sources not be adequate.

Economic Challenges, Especially Those Affecting the Local Economy Where We Operate, Could Affect Our Financial Condition and Results of Operations

If the communities in which we operate do not grow or if prevailing local or national economic conditions are unfavorable, our business may not succeed. Adverse economic conditions to the extent they develop in our primary market area, which currently is limited to Williamson County and Rutherford County, Tennessee and the surrounding areas, could reduce our growth rate, affect the ability of our customers to repay their loans, and generally affect our financial condition and results of operations. Moreover, management cannot give any assurance that we will benefit from any market growth or favorable economic conditions in our primary market area if they do occur. Continued adverse market or economic conditions may increase the risk that the Bank’s borrowers will be unable to timely make their loan payments. Furthermore, even if the Bank’s borrowers continue to make timely loan payments, a deterioration in the real estate market could cause a decline in the appraised values of such mortgaged properties. In the event of such a deterioration, the Bank may be forced to write down the value of the loans, which could have a negative effect on the Bank’s capital ratios and earnings.

The Bank’s loan portfolio is real-estate focused. While real estate lending is the expertise of our lending staff and management, risks associated with this type of lending are heavily influenced by the economic environment. In addition, the market value of the real estate securing loans as collateral could be adversely affected by unfavorable changes in market and economic conditions.

Real estate loans comprised 79.8% of the loan portfolio at September 30, 2015. The largest portion of the real estate loan segment as of September 30, 2015, was construction and land development loans which totaled 37.2% of real estate loans and was broken down into three sub-segments: residential construction (27.6% of real estate loans), commercial construction (5.6% of real estate loans), and acquisition and development (4.0% of real estate loans). Construction and land development loans made up 29.7% of the total loan portfolio at September 30, 2015. Commercial real estate loans comprised 28.0% of the total loan portfolio. Residential real estate loans totaled 22.1% of total loans at September 30, 2015. Commercial and industrial loans comprised 19.6% of total loans at September 30, 2015. With the addition of the healthcare lending team during the second quarter of 2015, the composition of that portfolio segment has changed and will likely continue to change to reflect the addition of healthcare and other types of commercial loans. A sustained period of increased payment delinquencies, foreclosures, or losses caused by continuing adverse market or economic conditions in the state of Tennessee, or more specifically the Bank’s market area in Williamson County and Rutherford County in Middle Tennessee, could adversely affect the value of our assets, revenues, results of operations, and financial condition.

Our Financial Condition and Results of Operations Could be Affected if Long-Term Business Strategies Are Not Effectively Executed

Although the Bank’s primary focus in the near term will be organically growing its balance sheet, over the longer term, management may pursue a growth strategy for the Bank’s business through de novo branching. The Bank’s prospects must be considered in light of the risks, expenses, and difficulties occasionally encountered by financial services companies in growth stages, which may include the following:

•	Operating Results: There is no assurance that existing offices or future offices will maintain or achieve deposit levels, loan balances, or other operating results necessary to avoid losses or produce profits. The Bank’s growth strategy necessarily entails growth in overhead expenses as it routinely adds new offices and staff. Historical results may not be indicative of future results or results that may be achieved as the Bank continues to increase the number and concentration of the Bank’s branch offices.

•	Development of Offices: There are considerable costs involved in opening branches, and new branches generally do not generate sufficient revenues to offset their costs until they have been in operation for at least a year or more. Accordingly, de novo branches may be expected to negatively impact earnings during this period of time until the branches reach certain economies of scale.

•	Regulatory and Economic Factors: Growth and expansion plans may be adversely affected by a number of regulatory and economic developments or other events. Failure to obtain required regulatory approvals, changes in laws and regulations, or other regulatory developments and changes in prevailing economic conditions or other unanticipated events may prevent or adversely affect continued growth and expansion. Failure to successfully address the issues identified above could have a material adverse effect on the Bank’s business, future prospects, financial condition, or results of operations, and could adversely affect the Bank’s ability to successfully implement its longer term business strategy.

The Accuracy of Our Financial Statements and Related Disclosures Could be Affected if the Judgments, Assumptions or Estimates Used in Our Critical Accounting Policies are Inaccurate

The preparation of financial statements and related disclosure in conformity with accounting principles generally accepted in the United States requires us to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. Our critical accounting policies, which are included in the section entitled “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, describe those significant accounting policies and methods used in the preparation of our consolidated financial statements that we consider “critical” because they require judgments, assumptions and estimates that materially affect our consolidated financial statements and related disclosures. As a result, if future events differ significantly from the judgments, assumptions and estimates in our critical accounting policies, those events or assumptions could have a material impact on our consolidated financial statements and related disclosures.

Negative Public Opinion or Failure to Maintain Our Reputation in the Communities We Serve Could Adversely Affect Our Business and Prevent Us from Growing Our Business

As a community bank, our reputation within the communities we serve is critical to our success. We have set ourselves apart from our competitors by building strong personal and professional relationships with our customers and by being an active member of the communities we serve. As such, we strive to enhance our reputation by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve and delivering superior service to our customers. If our reputation is negatively affected by the actions of our employees or otherwise, we may be less successful in attracting new customers, and our business, financial condition, results of operations and prospects could be materially and adversely affected. Further, negative public opinion can expose us to litigation and regulatory action as we seek to implement our growth strategy, such as delays in regulatory approval based on unfounded complaints, which could impede the timeliness of regulatory approval for acquisitions we may make.

The Obligations Associated with Being a Public Company Require Significant Resources and Management Attention, Which Increase Our Costs of Operations and May Divert Focus from Our Business Operations

We have only recently been required to file periodic reports with the SEC. As a public company, we are required to file periodic reports containing our consolidated financial statements with the SEC within a specified time following the completion of quarterly and annual periods. As a public company, we also now incur significant legal, accounting, insurance and other expenses. Compliance with these reporting requirements and other rules of the SEC and the rules of the NYSE and any exchange on which our common stock may be listed in the future will increase our legal and financial compliance costs and make some activities more time consuming and costly. Furthermore, the need to establish and maintain the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from successfully implementing our strategic initiatives and improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements. We anticipate that these costs will materially increase our general and administrative expenses.

If We Fail to Correct Any Material Weakness That We Identify in Our Internal Control over Financial Reporting or Otherwise Fail to Maintain Effective Internal Control over Financial Reporting, We May Not Be Able to Report Our Financial Results Accurately and Timely

Our management is responsible for establishing and maintaining adequate internal control over financial reporting and for evaluating and reporting on our system of internal control. Our internal control processes are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles (“GAAP”). As a public company, we are required to comply with the Sarbanes-Oxley Act and other rules that govern public companies. In particular, we will be required to certify our compliance with Section 404 of the Sarbanes-Oxley Act beginning with our annual report on Form 10-K for the year ended December 31, 2015, which will require us to furnish annually a report by management on the effectiveness of our internal control over financial reporting. In addition, unless we remain an emerging growth company and elect additional transitional relief available to emerging growth companies or remain a smaller reporting company, our independent registered public accounting firm will be required to report on the effectiveness of our internal control over financial reporting, beginning as of that second annual report.

If we identify material weaknesses in our internal control over financial reporting in the future and we cannot comply with the requirements of the Sarbanes-Oxley Act in a timely manner or attest that our internal control over financial reporting is effective, or if our independent registered public accounting firm cannot express an opinion as to the effectiveness of our internal control over financial reporting when required, we may not be able to report our financial results accurately and timely. As a result, investors, counterparties and customers may lose confidence in the accuracy and completeness of our financial reports; our liquidity, access to capital markets and perceptions of our creditworthiness could be adversely affected; and the market price of our common stock could decline. In addition, we could become subject to investigations by the NYSE or any stock exchange on which our securities may be listed in the future, the SEC, the Board of Governors of the Federal Reserve, the FDIC, or other regulatory authorities, which could require additional financial and management resources. These events could have an adverse effect on our business, financial condition and results of operations.

A Failure in, or Breach of, Our Operational or Security Systems or Infrastructure, or Those of Our Third Party Vendors and Other Service Providers or Other Third Parties, Including as a Result of Cyber Attacks, Could Disrupt Our Businesses, Result in the Disclosure or Misuse of Confidential or Proprietary Information, Damage Our Reputation, Increase Our Costs, and Cause Losses

We rely heavily on communications and information systems to conduct our business. Information security risks for financial institutions such as us have generally increased in recent years in part because of the proliferation of new technologies, the use of the Internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, hackers, and terrorists, activists, and other external parties. As customer, public, and regulatory expectations regarding operational and information security have increased, our operating systems and infrastructure must continue to be safeguarded and monitored for potential failures, disruptions, and breakdowns. Our business, financial, accounting, and data processing systems, or other operating systems and facilities, may stop operating properly or become disabled or damaged as a result of a number of factors, including events that are wholly or partially beyond our control. For example, there could be electrical or telecommunication outages; natural disasters such as earthquakes, tornadoes, and hurricanes; disease pandemics; events arising from local or larger scale political or social matters, including terrorist acts; and as described below, cyber attacks.

Our business relies on its digital technologies, computer and email systems, software and networks to conduct its operations. Although we have information security procedures and controls in place, our technologies, systems and networks and our customers’ devices may become the target of cyber attacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss, or destruction of our or our customers’ or other third parties’ confidential information. Third parties with whom we do business or who facilitate our business activities, including financial intermediaries, or vendors that provide service or security solutions for our operations, and other unaffiliated third parties, could also be sources of operational and information security risk to us, including from breakdowns or failures of their own systems or capacity constraints. In addition, hardware, software or applications we develop or procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security.

While we have disaster recovery and other policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of our information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. Our risk and exposure to these matters remain heightened because of the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of our controls, processes, and practices designed to protect our systems, computers, software, data, and networks from attack, damage or unauthorized access remain a focus for us. As threats continue to evolve, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate information security vulnerabilities. Disruptions or failures in the physical infrastructure or operating systems that support our businesses and clients, or cyber attacks or security breaches of the networks, systems or devices that our clients use to access our products and services, could result in client attrition, regulatory fines, penalties or intervention, reputation damage, reimbursement or other compensation costs, and/or additional compliance costs, any of which could have a material effect on our results of operations or financial condition. Furthermore, if such attacks are not detected immediately, their effect could be compounded. To date, to our knowledge, we have not experienced any material impact relating to cyber-attacks or other information security breaches.

The Bank Is Subject to General Banking Risks

Several risks are inherent in the business of banking. Factors outside the Bank’s control, such as instability in interest rates, a depressed economy, government regulation, and federal monetary policy, for example, could adversely impact the banking industry. Banks are also exposed to risk of loss as a result of fraud, embezzlement, insider abuse, and mismanagement. Extensions of credit create a risk that loans cannot, or will not, be repaid.

Earnings are affected by the ability of the Bank to properly originate, underwrite and service loans. The Bank could sustain losses if it incorrectly assesses the creditworthiness of its borrowers or fails to detect or respond to deterioration in asset quality in a timely manner. Rapid changes in loan and deposit terms could result in a risk of loss from changes in interest rates. In managing its loans and investments (assets) and its borrowings and deposits (liabilities), the Bank will run the risk of having insufficient liquid assets to meet withdrawal requests.

Beyond general banking risk, we will take limited risk in mortgage banking, wealth management, trust services or other financial services being offered. Such risks could have a material adverse effect on our business, financial condition, results of operations and prospects.

Because We Engage in Lending Secured By Real Estate and May Be Forced to Foreclose on the Collateral Property and Own The Underlying Real Estate, We May Be Subject to the Increased Costs and Risk Associated with the Ownership of Real Property, Which Could Have an Adverse Effect on Our Business or Results of Operations

A significant portion of our loan portfolio is secured by real estate property. During the ordinary course of business, we may foreclose on and take title to properties securing certain loans, in which case, we are exposed to the risks inherent in the ownership of real estate. The amount that we, as a mortgagee, may realize after a default is dependent upon factors outside of our control, including:

•	general or local economic conditions;

•	environmental cleanup liability;

•	neighborhood values;

•	interest rates;

•	real estate tax rates;

•	operating expenses of the mortgaged properties;

•	supply of and demand for rental units or properties;

•	ability to obtain and maintain adequate occupancy of the properties;

•	zoning laws;

•	governmental rules, regulations and fiscal policies; and

•	tornadoes or other natural or man-made disasters.

Certain expenditures associated with the ownership of real estate, principally real estate taxes and maintenance costs, may also adversely affect our operating expenses.

We Are Subject to Environmental Liability Risk Associated with Lending Activities

A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties. During the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous conditions or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Although we have policies and procedures to perform an environmental review before initiating any foreclosure action on nonresidential real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on us.

Our Loan Portfolio Includes a Meaningful Amount of Real Estate Construction and Development Loans, Which Have a Greater Credit Risk Than Residential Mortgage Loans

The percentage of loans in real estate construction and development in our portfolio was approximately 79.7% of total loans at September 30, 2015. This type of lending is generally considered to have relatively high credit risks because the principal is concentrated in a limited number of loans with repayment dependent on the successful completion and operation of the related real estate project. The credit quality of many of these loans deteriorated during the challenging economic period of 2008 to 2012 due to the adverse conditions in the real estate market during that period and that type of deterioration could occur again. Weakness in residential real estate market prices in the Middle Tennessee area as well as demand could result in price reductions in home and land values adversely affecting the value of collateral securing the construction and development loans that we hold. Should we experience the return of these adverse economic and real estate market conditions we may experience increases in non-performing loans and other real estate owned, increased losses and expenses from the management and disposition of non-performing assets (“NPAs”), increases in provision for loan losses, and increases in operating expenses as a result of the allocation of management time and resources to the collection and work out of loans, all of which would negatively impact our financial condition and results of operations.

We Are Dependent on Key Personnel

We are materially dependent on the performance of its executive management team, loan officers, and other support personnel. The loss of the services of any of these employees could have a material adverse effect on our business, results of operations, and financial condition. Many of these key officers have important customer relationships, which are instrumental to the Bank’s operations. Changes in key personnel and their responsibilities may be disruptive to our business and could have a material adverse effect on our business, financial condition, and results of operations. Management believes that future results also will depend, in part, upon attracting and retaining highly skilled and qualified management, especially in the new market areas into which we may enter, as well as in sales and marketing personnel. Competition for such personnel is intense, and management cannot be sure that we will be successful in attracting or retaining such personnel.

Risks Related to the Regulation of Our Business

We Are Subject to Extensive Regulation

We are subject to extensive governmental regulation and control. Compliance with state and federal banking laws has a material effect on our business and operations. Our operations will at all times be subject to state and federal banking laws, regulations, and procedures. The laws and regulations applicable to the banking industry could change at any time and are subject to interpretation, and management cannot predict the effects of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, the cost of compliance could adversely affect our ability to operate profitably. Non-banking financial institutions, such as securities brokerage firms, insurance companies, and money market funds are now permitted to offer services which compete directly with services offered by banks.

The Regulatory Environment for the Financial Services Industry Is Being Significantly Impacted by Financial Regulatory Reform Initiatives, Which May Adversely Impact Our Business, Results of Operations and Financial Condition

The 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) contains comprehensive provisions governing the practices and oversight of financial institutions and other participants in the financial markets. The Dodd-Frank Act established, among other requirements, a new financial industry regulator, the Consumer Financial Protection Bureau (the “CFPB”), to centralize responsibility for consumer financial protection with broad rulemaking authority to administer and carry out the purposes and objectives of the “Federal consumer financial laws and to prevent evasions thereof,” with respect to all financial institutions that offer financial products and services to consumers, including deposit products, residential mortgages, home-equity loans and credit cards and contains provisions on mortgage-related matters, such as steering incentives, determinations as to a borrower’s ability to repay and prepayment penalties. The CFPB is also authorized to prescribe rules applicable to any covered person or service provider, identifying and prohibiting “unfair, deceptive, or abusive acts or practices” in connection with any transaction with a consumer for a consumer financial product or service, or the offering of a consumer financial product or service (“UDAAP authority”). The ongoing broad rulemaking powers of the CFPB and its UDAAP authority have the potential to have a significant impact on the operations of financial institutions offering consumer financial products or services. The CFPB has indicated that they are examining proposing new rules on overdrafts and other consumer financial products or services and if any such rule limits our ability to provide such financial products or services it may have an adverse effect on our business. Additional legislative or regulatory action that may impact our business may result from the multiple studies mandated under the Dodd-Frank Act. Although the applicability of certain elements of the Dodd-Frank Act is limited to institutions with more than $10 billion in assets, there can be no guarantee that such applicability will not be extended in the future or that regulators or other third parties will not seek to impose such requirements on institutions with less than $10 billion in assets.

The evolving regulatory environment causes uncertainty with respect to the manner in which we conduct our businesses and requirements that may be imposed by our regulators. Regulators have implemented and continue to propose new regulations and issue supervisory guidance and have been increasing their examination and enforcement action activities. We expect that regulators will continue taking formal enforcement actions against financial institutions in addition to addressing supervisory concerns through non-public supervisory actions or findings. We are unable to predict the nature, extent or impact of any additional changes to statutes or regulations, including the interpretation, implementation or enforcement thereof, which may occur in the future.

The impact of the evolving regulatory environment on our business and operations depends upon a number of factors including final implementing regulations, guidance and interpretations of the regulatory agencies, supervisory priorities and actions, the actions of our competitors and other marketplace participants, and the behavior of consumers. The evolving regulatory environment could require us to limit or change our business practices, limit our product offerings, require continued investment of management time and resources in compliance efforts, limit fees we can charge for services, require us to meet more stringent capital, liquidity and leverage ratio requirements, increase costs, impact the value of our assets, or otherwise adversely affect our businesses. The regulatory environment and enhanced examination and supervisory expectations and scrutiny can also potentially impact our ability to pursue business opportunities and obtain required regulatory approvals for potential investments and acquisitions.

Compliance and other regulatory requirements and expenditures have increased significantly for us and other financial services firms, and we expect them to continue to increase as regulators adopt new rules, interpret existing rules and increase their scrutiny of financial institutions, including controls and operational processes. We may face additional compliance and regulatory risk to the extent that we enter into new lines of business or new business arrangements with third-party service providers, alternative payment providers or other industry participants, including providers or participants that may not be regulated financial institutions. The additional expense, time and resources needed to comply with ongoing regulatory requirements may adversely impact our business and results of operations. In addition, regulatory findings and ratings could negatively impact our business strategies.

We Are Affected by Governmental Monetary Policies

Like all regulated financial institutions, we are affected by monetary policies implemented by the Federal Reserve and other federal instrumentalities. A primary instrument of monetary policy employed by the Federal Reserve is the restriction or expansion of the money supply through open market operations. This instrument of monetary policy frequently causes volatile fluctuations in interest rates, and it can have a direct, adverse effect on the operating results of financial institutions. Borrowings by the United States government to finance the government debt may also cause fluctuations in interest rates and have similar effects on the operating results of such institutions.

The Impact of the Changing Regulatory Capital Requirements and Recently Adopted Capital Rules Is Uncertain

Under recently adopted rules by the Federal Reserve and FDIC, the leverage and risk-based capital ratios of bank holding companies may not be lower than the leverage and risk-based capital ratios for insured depository institutions. These rules became effective as to FFN and the Bank on January 1, 2015 and include new minimum risk-based capital and leverage ratios. Moreover, these rules refine the definition of what constitutes “capital” for purposes of calculating those ratios. The new minimum capital level requirements applicable to bank holding companies and banks subject to the rules are: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 risk-based capital ratio of 6% (increased from 4%); (iii) a total risk-based capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4% for all institutions. The rules also establish a “capital conservation buffer” of 2.5% (to be phased in over three years) above the new regulatory minimum capital ratios, and result in the following minimum ratios once the capital conservation buffer is fully phased in: (i) a common equity Tier 1 risk-based capital ratio of 7.0%, (ii) a Tier 1 risk-based capital ratio of 8.5%, and (iii) a total risk-based capital ratio of 10.5%. The capital conservation buffer requirement is to be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase each year until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, engaging in share repurchases and paying discretionary bonuses if its capital levels fall below the buffer amounts. These limitations establish a maximum percentage of eligible retained income that could be utilized for such actions.

The application of these more stringent capital requirements to FFN and the Bank could, among other things, result in lower returns on invested capital, require the raising of additional capital, and result in regulatory actions if FFN or the Bank were to be unable to comply with such requirements. Furthermore, the imposition of liquidity requirements in connection with the implementation of the final rules could result in FFN or the Bank having to lengthen the term of their funding, restructure their business models and/or increase their holdings of liquid assets. Implementation of changes to asset risk weightings for risk-based capital calculations, items included or deducted in calculating regulatory capital and/or additional capital conservation buffers could result in management modifying its business strategy and could limit FFN’s and the Bank’s ability to make distributions, including paying dividends or buying back shares.

The Expanding Body of Federal, State and Local Regulation and/or the Licensing of Loan Servicing, Collections or Other Aspects of Our Business May Increase the Cost of Compliance And the Risks of Noncompliance

We service our own loans, and loan servicing is subject to extensive regulation by federal, state and local governmental authorities as well as to various laws and judicial and administrative decisions imposing requirements and restrictions on those activities. The volume of new or modified laws and regulations has increased in recent years and, in addition, some individual municipalities have begun to enact laws that restrict loan servicing activities including delaying or temporarily preventing foreclosures or forcing the modification of certain mortgages. If regulators impose new or more restrictive requirements, we may incur additional significant costs to comply with such requirements which may further adversely affect us. In addition, our failure to comply with these laws and regulations could possibly lead to: civil and criminal liability; loss of licensure; damage to our reputation in the industry; fines and penalties and litigation, including class action lawsuits; and administrative enforcement actions. Any of these outcomes could materially and adversely affect our business, financial condition, results of operations and prospects.

Federal and State Regulators Periodically Examine Our Business and We May Be Required to Remediate Adverse Examination Findings

The Federal Reserve, the FDIC, and the Tennessee Department of Financial Institutions (“TDFI”) periodically examine our business, including our compliance with laws and regulations. If, as a result of an examination, a banking agency were to determine that our financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of any of our operations had become unsatisfactory, or that we were in violation of any law or regulation, they may take a number of different remedial actions as they deem appropriate. These actions include the power to enjoin “unsafe or unsound” practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital, to restrict our growth, to assess civil money penalties, to fine or remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate our deposit insurance and place us into receivership or conservatorship. Any regulatory action against us could have an adverse effect on our business, financial condition and results of operations.

Our FDIC Deposit Insurance Premiums and Assessments May Increase

The deposits of our subsidiary bank are insured by the FDIC up to legal limits and, accordingly, subject our bank subsidiary to the payment of FDIC deposit insurance assessments. The Bank’s regular assessments are based on its average consolidated total assets minus average tangible equity as well as by risk classification, which includes regulatory capital levels and the level of supervisory concern. High levels of bank failures since the beginning of the financial crisis and increases in the statutory deposit insurance limits have increased resolution costs to the FDIC and put significant pressure on the Deposit Insurance Fund (“DIF”). In order to maintain a strong funding position and restore the reserve ratios of the DIF, the FDIC has, in the past, increased deposit insurance assessment rates and charged a special assessment to all FDIC-insured financial institutions.

Further increases in assessment rates or special assessments may occur in the future, especially if there are significant additional financial institution failures. Any future special assessments, increases in assessment rates or required prepayments in FDIC insurance premiums could reduce our profitability or limit our ability to pursue certain business opportunities, which could have an adverse effect on our business, financial condition and results of operations.

We Are Required to Act As a Source of Financial and Managerial Strength For Our Bank in Times of Stress

Under federal law and longstanding Federal Reserve policy, we are expected to act as a source of financial and managerial strength to our bank, and to commit resources to support our bank if necessary. We may be required to commit additional resources to our bank at times when we may not be in a financial position to provide such resources or when it may not be in our, or our shareholders’ or creditors’, best interests to do so. Providing such support is more likely during times of financial stress for us and our bank, which may make any capital we are required to raise to provide such support more expensive than it might otherwise be. In addition, any capital loans we make to our bank are subordinate in right of payment to depositors and to certain other indebtedness of our bank. In the event of our bankruptcy, any commitment by us to a federal banking regulator to maintain the capital of our bank will be assumed by the bankruptcy trustee and entitled to priority of payment.

Future Acquisitions Generally Will Require Regulatory Approvals and Failure to Obtain Them Would Restrict Our Growth

We may decide to explore complementing and expanding our products and services by pursuing strategic acquisitions. Generally, any acquisition of target financial institutions, branches or other banking assets by us will require approval by and cooperation from, a number of governmental regulatory agencies, possibly including the Federal Reserve, and the FDIC, as well as state banking regulators. In acting on applications, federal banking regulators consider, among other factors:

•	The effect of the acquisition on competition;

•	The financial condition, liquidity, results of operations, capital levels and future prospects of the applicant and the bank(s) involved;

•	The quantity and complexity of previously consummated acquisitions;

•	The managerial resources of the applicant and the bank(s) involved;

•	The convenience and needs of the community, including the record of performance under the Community Reinvestment Act of 1977 (the “CRA”);

•	The effectiveness of the applicant in combating money-laundering activities;

•	The applicant’s regulatory compliance record; and

•	The extent to which the acquisition would result in greater or more concentrated risk to the stability of the United States banking or financial system.

Such regulators could deny our application based on the above criteria or other considerations, which would restrict our growth, or the regulatory approvals may not be granted on terms that are acceptable to us. For example, we could be required to sell branches as a condition to receiving regulatory approvals and such a condition may not be acceptable to us or may reduce the benefit of any acquisition.

We Face a Risk of Noncompliance and Enforcement Action with the Bank Secrecy Act and Other Anti-Money Laundering Statutes and Regulations

The Bank Secrecy Act (the “BSA”), the USA PATRIOT Act of 2001 (the “Patriot Act”) and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and file suspicious activity and currency transaction reports as appropriate. The federal Financial Crimes Enforcement Network is authorized to impose significant civil money penalties for violations of those requirements and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration and Internal Revenue Service. We are also subject to increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control. If our policies, procedures and systems are deemed deficient, we would be subject to liability, including fines and regulatory actions, which may include restrictions on our ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of our business plan, including our acquisition plans. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for us. Any of these results could have an adverse effect on our business, financial condition and results of operations.

There Are Substantial Regulatory Limitations on Changes of Control of a Bank Holding Company

With certain limited exceptions, federal regulations prohibit a person, a company or a group of persons deemed to be “acting in concert” from, directly or indirectly, acquiring more than 10% (5% if the acquirer is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct the management or policies of FFN without prior notice or application to and the approval of the Federal Reserve. Companies investing in banks and bank holding companies receive additional review and may be required to become bank holding companies, subject to regulatory supervision. Accordingly, prospective investors must be aware of and comply with these requirements, if applicable, in connection with any purchase of shares of our common stock. These provisions effectively inhibit certain mergers or other business combinations, which, in turn, could adversely affect the market price of our common stock.

Risks Related to an Investment in Our Common Stock

Shares of Our Common Stock Are Not Insured

Shares of our common stock are not deposits and are not insured by the FDIC or any other entity and you will bear the risk of loss if the value or market price of our common stock is adversely affected.

An Active, Liquid Market for Our Common Stock May Not Develop or Be Sustained, Which May Impair the Ability of Our Shareholders to Sell Their Shares

Before the listing of our common stock on the NYSE on March 26, 2015, our common stock had very little liquidity, with only limited trading of our common stock on the OTCQB of the OTC Markets Group. Even though our common stock is now listed on the NYSE under the symbol “FSB”, there is limited trading volume and an active, liquid trading market for our common stock may not develop or be sustained. A public trading market having the desired characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace and independent decisions of willing buyers and sellers of our common stock, over which we have no control. If an active, liquid trading market for our common stock does not develop, shareholders may not be able to sell their shares at the volume, prices and times desired. Moreover, the lack of an established market could materially and adversely affect the value of our common stock. The market price of our common stock could decline significantly due to actual or anticipated issuances or sales of our common stock in the future.

Shares of Our Common Stock Are Subject to Dilution and the Market Price of Our Common Stock Could Decline Due to the Number of Outstanding Shares of Our Common Stock Eligible for Future Sale

Actual or anticipated issuances or sales of additional amounts of our common stock in the future could cause the market price of our common stock to decline significantly and make it more difficult for us to sell equity securities in the future at a time and on terms that we deem appropriate. The issuance of any shares of our common stock in the future also would dilute the percentage ownership interest held by shareholders prior to such issuance. As of September 30, 2015, we had 10,524,630 shares of common stock issued and outstanding. Of the outstanding shares of common stock, all of the 2,640,000 shares that were sold in our initial public offering are freely tradable, except that any shares purchased by “affiliates” (as that term is defined in Rule 144 under the Securities Act), may be sold publicly only in compliance with certain limitations. In addition, 2,766,191 shares of our outstanding common stock were issued pursuant to a registration statement on Form S-4 in connection with the acquisition of MidSouth and are freely tradable. On October 28, 2015, we filed a registration statement on Form S-8 under the Securities Act to register an aggregate of 4,000,000 shares of our common stock for issuance under our 2007 Omnibus Equity Incentive Plan (the “Plan”). The remaining 1,118,439 outstanding shares of our common stock may be sold in the market over time in accordance with Rule 144 under the Securities Act or otherwise in future public offerings. Accordingly, the market price of our common stock could be adversely affected by actual of anticipated sales of a significant number of shares of our common stock in the future.

The Market Price of Our Common Stock May Fluctuate Significantly

The market price of our common stock could fluctuate significantly due to a number of factors, including, but not limited to:

•	our quarterly or annual earnings, or those of other companies in our industry;

•	actual or anticipated fluctuations in our operating results, financial condition or asset quality;

•	changes in economic or business conditions;

•	the public reaction to our press releases, our other public announcements and our filings with the SEC;

•	perceptions in the market place involving our competitors and/or us;

•	changes in business, legal or regulatory conditions, or other developments affecting participants in our industry, and publicity regarding our business or any of our significant customers or competitors;

•	changes in governmental monetary policies, including the policies of the Federal Reserve;

•	changes in financial estimates and recommendations by securities analysts following our stock, or the failure of securities analysts to cover our common stock after this offering;

•	the failure of securities analysts to cover, or continue to cover, us after the offering;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures, or capital commitments by or involving our competitors or us;

•	the trading volume of our common stock;

•	future sales of our common stock;

•	our treatment as an “emerging growth company” under federal securities laws;

•	additions or departures of key personnel;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	failure to integrate acquisitions or realize anticipated benefits from our acquisitions;

•	rapidly changing technology; and

•	other news, announcements or disclosures (whether by us or others) related to us, our competitors, our core market or the bank and non-bank financial services industries.

If any of the foregoing occurs, it could cause our stock price to fall and expose us to litigation that, even if our defense is successful, could distract management and be costly to defend.

Securities Analysts May Not Initiate or Continue Coverage on Our Common Stock, Which Could Adversely Affect the Market for Our Common Stock

The trading market for our common stock will depend in part on the research and reports that securities analysts publish about us and our business. We do not have any control over these securities analysts and they may not cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect our market price. If we are covered by securities analysts and our common stock is the subject of an unfavorable report, the price of our common stock may decline. If one or more of these analysts cease to cover us or fail to publish regular reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our common stock to decline.

The Rights of Our Common Shareholders Are Subordinate to the Rights of the Holders of Our Series A Preferred Stock and Any Debt Securities That We May Issue and May Be Subordinate to the Holders of Any Other Class of Preferred Stock That We May Issue in the Future

We have issued 10,000 shares of our Series A Preferred Stock. These shares have rights that are senior to our common stock. As a result, we must make payments on the Series A Preferred Stock before any dividends can be paid on our common stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of the Series A Preferred Stock must be satisfied in full before any distributions can be made to the holders of our common stock. Our Board of Directors has the authority to issue in the aggregate up to 1,000,000 shares of preferred stock and to determine the terms of each issue of preferred stock without shareholder approval. Accordingly, you should assume that any shares of preferred stock that we may issue in the future will also be senior to our common stock and could have a preference on liquidating distributions or a preference on dividends that could limit our ability to pay dividends to the holders of our common stock. Because our decision to issue debt or equity securities or incur other borrowings in the future will depend on market conditions and other factors beyond our control, the amount, timing, nature or success of our future capital-raising efforts is uncertain. Thus, common shareholders bear the risk that our future issuances of debt or equity securities or our incurrence of other borrowings will negatively affect the market price of our common stock.

There Is No Certainty of Return on Investment

No assurance can be given that a holder of the shares will realize a substantial return on his or her investment, or any return at all. Further, as a result of the uncertainty and risks associated with our operations as described in this “RISK FACTORS” section, it is possible that an investor will lose his or her entire investment.

We Cannot Ensure When Or If We Will Pay Dividends

Our ability to pay dividends is highly dependent on the Bank’s ability to pay dividends and may be limited based upon restrictions of the SBLF and based upon our earnings and capital needs. As a result of our participation in the SBLF, the likelihood of our declaring dividends to our shareholders is contingent on the anticipated growth and capital preservation strategy to maintain a strong capital level for both the Bank and FFN. The Bank is also subject to various legal, regulatory and other restrictions on its ability to pay dividends and make other distributions and payments to us and may require regulatory approval to do so. As a result, we cannot project or guarantee when dividends will be declared in the future, if at all. See “DESCRIPTION OF OUR CAPITAL STOCK—Preferred Stock.” Our Board of Directors has also decided to not pay dividends on common stock at this time.

We May Require Additional Capital

The Board of Directors believes that the current level of capital will be adequate at the present time to sustain the operations and projected growth of FFN and the Bank. If FFN or the Bank fails to meet sufficient financial performance (including as a result of significant provision expense as a result of deterioration in asset quality) or if the assets of the Bank grow more quickly than projected, management may determine, or government regulators may require, FFN or the Bank to raise additional capital. In the event FFN or the Bank falls below certain regulatory capital adequacy standards, they may become subject to regulatory intervention and restrictions. We can give no assurance that such additional capital is available at prices that will be acceptable to us, if at all. In the event of the issuance of additional shares, then current shareholders will not have the first right to subscribe to new shares (preemptive rights), so their ownership percentage may be diluted in the future. See “DESCRIPTION OF OUR CAPITAL STOCK—Common Stock.”

We Are an Emerging Growth Company and It Cannot Be Certain if the Reduced Disclosure Requirements Applicable to Emerging Growth Companies Will Make Our Common Stock Less Attractive to Investors

We are an emerging growth company. For as long as we continue to be an emerging growth company, among other things, we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, even if we comply with the greater obligations of public companies that are not emerging growth companies, we may avail ourselves of the reduced requirements applicable to emerging growth companies from time to time in the future, so long as it is an emerging growth company. We will remain an emerging growth company for up to five years, though we may cease to be an emerging growth company earlier under certain circumstances, including if, before the end of such five years, we are deemed to be a large accelerated filer under the rules of the SEC (which depends on, among other things, having a market value of common stock held by non-affiliates in excess of $700 million) or if our total annual gross revenues equal or exceed $1 billion in a fiscal year. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Risks Related to the Series A Preferred Stock

An Active Trading Market for the Series A Preferred Stock Might Not Develop

The Series A Preferred Stock is not currently listed on any securities exchange, and we do not anticipate listing the Series A Preferred Stock on an exchange. There can be no assurance that an active trading market for the Series A Preferred Stock will develop, or, if developed, that an active trading market will be maintained. If an active market is not developed or maintained, the market value and liquidity of the Series A Preferred Stock may be adversely affected.

Dividends on the Series A Preferred Stock Are Non-Cumulative

Dividends on the Series A Preferred Stock are non-cumulative and payable only out of lawfully available funds. Consequently, if our board of directors does not authorize and declare a dividend on the Series A Preferred Stock for any dividend period, holders of the Series A Preferred Stock will not be entitled to receive any such dividend, and such unpaid dividend will not accrue and will not be payable, regardless of whether dividends are declared for any subsequent dividend period.

Dividend Rates on the Series A Preferred Stock Fluctuate

Under the SBLF Program, dividends on each share of our Series A Preferred Stock are payable on the $1,000 liquidation amount at an annual rate that may vary from 1% per annum to 5% depending upon the “Percentage Change in QSBL” (as defined in the Certificate of Designation) of the bank between each dividend period and the “Baseline” level of Qualified Small Business Lending (as defined in the Certificate of Designation) of the bank. Beginning with the eleventh dividend period through the eighteenth dividend period and that portion of the nineteenth dividend period ending on the four and one-half year anniversary of the date of issuance of the Series A Preferred Stock (i.e., the dividend periods from January 1, 2014 through and including March 26, 2016) the annual dividend rate will be fixed at 1.0 percent. From and after the four and one-half year anniversary of the date of issuance of our Series A Preferred Stock (i.e., beginning on March 27, 2016), the dividend rate shall be fixed at 9% per annum.

Holders of the Series A Preferred Stock Have Limited Voting Rights

Until and unless we fail to pay full dividends on the Series A Preferred Stock for six or more dividend periods, whether or not consecutive, and the aggregate liquidation preference amount of the then-outstanding shares of Series A Preferred Stock is at least $25.0 million, the holders of the Series A Preferred Stock will have no voting rights except with respect to certain fundamental changes in the terms of the Series A Preferred Stock and except as may be required by law. If dividends on the Series A Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, and if the aggregate liquidation preference amount of the then-outstanding shares of Series A Preferred Stock is at least $25.0 million, the total number of positions on the FFN board of directors will automatically increase by two and the holders of the Series A Preferred Stock, acting as a single class, will have the right, but not the obligation, to elect two individuals to serve in the new director positions. This right and the terms of such directors will end when we have paid full dividends for at least four consecutive dividend periods. See “DESCRIPTION OF OUR CAPITAL STOCK—Preferred Stock—Voting Rights.” If full dividends have not been paid on the Series A Preferred Stock for five or more dividend periods, we must invite a representative selected by the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a single class, to attend all meetings of our Board of Directors in a nonvoting observer capacity. Any such representative would not be obligated to attend any Board meeting to which he or she is invited, and this right will end when we have paid full dividends for at least four consecutive dividend periods.

The Series A Preferred Stock Is Equity and Is Subordinate To All of Our Existing and Future Indebtedness; Regulatory Restrictions May Limit or Prevent Us From Paying Dividends on the Series A Preferred Stock; and the Series A Preferred Stock Places No Limitations on the Amount of Indebtedness We and Our Subsidiaries May Incur in the Future

Shares of the Series A Preferred Stock are equity interests in FFN and do not constitute indebtedness. As such, the Series A Preferred Stock, like our common stock, ranks junior to all indebtedness and other non-equity claims on FFN with respect to assets available to satisfy claims on FFN, including in a liquidation of FFN. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Series A Preferred Stock, as with our common stock, (1) dividends are payable only when, as and if authorized and declared by, our board of directors and depend on, among other things, our results of operations, financial condition, debt service requirements, other cash needs and any other factors our Board of Directors deems relevant, and (2) as a Tennessee corporation, under Tennessee law we are subject to restrictions on payments of dividends out of lawfully available funds.

FFN is an entity separate and distinct from the Bank, and derives substantially all of its revenue in the form of dividends from the Bank. Accordingly, FFN is and will be dependent upon dividends from the Bank to pay the principal of and interest on its indebtedness, to satisfy its other cash needs and to pay dividends on the Series A Preferred Stock. The Bank’s ability to pay dividends is subject to its ability to earn net income and to meet certain regulatory requirements. In the event the Bank is unable to pay dividends to FFN, FFN may not be able to pay dividends on the Series A Preferred Stock. Also, FFN’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the Bank’s creditors.

In addition, the Series A Preferred Stock does not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Series A Preferred Stock or to which the Series A Preferred Stock will be structurally subordinated.

USE OF PROCEEDS

The Offering Shares and the Series A Preferred Stock offered by this prospectus are being registered for the account of the selling shareholders and the Series A Preferred Stock selling securityholder, respectively, named in this prospectus, in any supplement to this prospectus or in an amendment to the registration statement of which this prospectus forms a part. Therefore, the selling shareholders and the Series A Preferred Stock selling securityholder will receive the proceeds from any sale of the Offering Shares and the Series A Preferred Stock, as applicable. We will not receive any proceeds from the sale of any of the Offering Shares or the Series A Preferred Stock offered by this prospectus. We will pay all expenses incurred with respect to the registration and sale of the securities owned by the selling shareholders and the Series A Preferred Stock selling securityholder, other than underwriting fees, discounts, and commissions, which will be borne by the selling shareholders and the Series A Preferred Stock selling securityholder, as applicable.

THE SELLING SHAREHOLDERS

Common Stock

This prospectus relates to the possible resale by one or more of the selling shareholders of up to an aggregate of 1,690,598 shares of our common stock (that is, the Offering Shares) that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part. We are registering the resale of the Offering Shares for the benefit of the selling shareholders who participated in the private placements.

The table below sets forth information concerning the resale of our common stock by the selling shareholders. We will not receive any proceeds from the sale of our common stock by the selling shareholders. The aggregate proceeds to the selling shareholders from the sale of our common stock will be the purchase price of our common stock less discounts and commissions, if any.

When we refer to “selling shareholders” in this prospectus, including in the “Plan of Distribution” section of this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling shareholders’ interests in shares of our common stock other than through a public sale.

Except as discussed below, the selling shareholders have not held any position or office or had any other material relationship with the Company or any of our predecessors or affiliates within the past three (3) years.

Because the selling shareholders may sell all, some or none of our common stock pursuant to this prospectus, no estimate can be given as to the amount of our common stock that will be held by the selling shareholders upon termination of any offering made pursuant to this registration statement. For purposes of the table below, we have assumed that the selling shareholders will sell all of our common stock. To our knowledge, the selling shareholders have sole voting and investment power with respect to our common stock.

	Ownership Prior to the Offering			Ownership After the Offering
Name of Selling Shareholder	Number of Offering Shares Owned(1)	Percent(2)	Number of Offering Shares Being Offered	Number of Offering Shares Owned(3)	Percent(4)
Aimee M. Punessen & Klaus W. Punessen JTTEN(5)	2,000	*	2,000	0	0
Alice Elizabeth Hardcastle	5,000	*	5,000	0	0
Alison M. Numata	5,000	*	5,000	0	0
Allison Payne Klausner	2,675	*	2,675	0	0
Barbara B. Fleming(6)	1,462	*	1,462	0	0
Beth G. Adcock & Michael J. Adcock(7)	200	*	200	0	0
Beth G. Adcock & Ronald L. Adcock(7)	1,000	*	1,000	0	0
Betty C. Bellamy	500	*	500	0	0
Billy Harter(8)	3,000	*	3,000	0	0
Brett W. Arsta & Julie E. Arsta JTWROS	250	*	250	0	0
Candace Settles Forward	1,117	*	1,117	0	0
Carlton L. Baker & Carolyn Baker JTTEN	5,000	*	5,000	0	0
Caroline J. Cross	1,000	*	1,000	0	0
Carolyn Baker	5,000	*	5,000	0	0
Charles Anderson	5,250	*	5,250	0	0
Charles Whittemore Jr. & Bebe Whittemore	5,000	*	5,000	0	0
Charles Schwab & Co. Cust. Henry W. Brockman IRA(9)	12,500	*	12,500	0	0
C. M. Gatton	100,000	*	100,000	0	0

Constance E. Edwards(10)	3,478	*	3,478	0	0
Context BH Partners LP	38,461	*	38,461	0	0
Dan H. Jordan	6,125	*	6,125	0	0
Danny Dennis Bishop & Judith Ann Bishop	10,500	*	10,500	0	0
David C. Laubie	2,625	*	2,625	0	0
David H. Kemp(11)	2,100	*	2,100	0	0
David H. Kemp Trustee Revocable Living Trust UA 29-Jul-95(11)	140,755	1.34%	140,755	0	0
David M. Tiedt & Marcia M. Tiedt JTTEN	12,750	*	12,750	0	0
David R. Eidelman Trust U/A DTD 07/21/1997	20,500	*	20,500	0	0
David W. Sellers & Rejetta D. Sellers	3,500	*	3,500	0	0
Davie Jordan Edmondson, Jr. and Tanya Dawn Edmondson, JTWROS	1,000	*	1,000	0	0
Deborah Keith Miller	5,250	*	5,250	0	0
Dennis Jolley	5,200	*	5,200	0	0
Donald Wayne Barker	9,621	*	9,621	0	0
Donald H. Wilkinson & Irene M. Wilkinson	1,000	*	1,000	0	0
Douglas John Cahill & Theresa R. Cahill JTWROS	5,250	*	5,250	0	0
Edith M. Rinks	10,500	*	10,500	0	0
Elizabeth L. Crockett RLT dated 12/16/2005, Elizabeth L. Crockett & Lloyd P. Crockett, Co-Trustees	10,250	*	10,250	0	0
Emily Pennington Lockwood	25	*	25	0	0
FAMCO FBO Luke Dinsdale IRA	2,500	*	2,500	0	0
FAMCO FBO IRA, Stephanie Skinner	10,094	*	10,094	0	0
FAMCO FBO IRA, Michael Skinner	51,991	*	51,991	0	0
Frank Winston & Danny L. Dunn, Co-Trustees Chase Carol Gatton Irrevocable Trust U/A Dated 12-9-96	10,000	*	10,000	0	0
Fred Bennett & Terry Bennett	1,050	*	1,050	0	0
Glenda K. King	60,000	*	60,000	0	0
Gordon Owen Reese	1,000	*	1,000	0	0
H. Neal Hart & K. Denise Hart, TIC	10,000	*	10,000	0	0
Henry W. Brockman, III(12)	8,497	*	8,497	0	0
Henry W. Brockman, Jr.(9)	40,800	*	40,800	0	0
Hilliard Lyons Custodian for Kenneth Byron Harmon IRA	250	*	250	0	0
IRA Innovations FBO Sally Kimble IRA(13)	11,000	*	11,000	0	0
J. N. Franks, III	1,050	*	1,050	0	0
James William Cross IV & Jenny McCain Cross, FTWROS(14)	20,000	*	20,000	0	0
Jason or Lisa Sims, Custodians David Louis Sims TN UTA	10	*	10	0	0
JCSD Partners, LP	195,500	1.86%	195,500	0	0
Jeffrey Dale Howell	1,000	*	1,000	0	0
Jerrie L & Michael R Martin	5,250	*	5,250	0	0
John Albert Reynolds	5,250	*	5,250	0	0
John Reginald Hill	10,500	*	10,500	0	0
Joseph Parker Bowen, Sr.	500	*	500	0	0
John Reynolds IRA SEP	5,000	*	5,000	0	0
John T. Frame	5,250	*	5,250	0	0
Karen Pratt(15)	15,000	*	15,000	0	0
Kenneth E. Reynolds	2,500	*	2,500	0	0
Kenneth Wayne Smith & Kimberly Dianne Smith	2,500	*	2,500	0	0

Kyle S. Anderson & Pamela S. Anderson JTTEN	1,250	*	1,250	0	0
Lawson H. Hardwick, III	150	*	150	0	0
The LH Armistead III Living Trust	2,500	*	2,500	0	0
Lisa Fleet	741	*	741	0	0
Lorraine Trenchi Ferrell	20,000	*	20,000	0	0
Luella Harlin King	125	*	125	0	0
M. Susan Barker & Robert D. Barker & S. Ashley Barker, JT TEN WROS(16)	2,654	*	2,654	0	0
Marcus E. Rinks	10,500	*	10,500	0	0
Mark M. Robbins & Lisa C. Robbins	1,050	*	1,050	0	0
Mary C. Brockman(17)	13,625	*	13,625	0	0
Mary Susan Barker & Robert David Barker, JTWROS(16)	3,475	*	3,475	0	0
Melody J. Smiley(18)	6,125	*	6,125	0	0
Michael A. Plumley	1,000	*	1,000	0	0
Mike Pogreba	5,000	*	5,000	0	0
Morgan Keegan & Co. Inc. Cust Retha L. Herrington IRA 7061067(19)	2,000	*	2,000	0	0
Morgan Keegan & Co. Inc. Cust Richard E. Herrington IRA 70604806(20)	49,430	*	49,430	0	0
Neal Brad Thomason	2,500	*	2,500	0	0
NFS LLC FBO Montgomery D. McInturff Rollover IRA	11,735	*	11,735	0	0
Pamela J. Stephens(21)	3,033	*	3,033	0	0
Paul B. Vantrease, Jr.	5,250	*	5,250	0	0
Paul M. Pratt, Jr.(22)	10,000	*	10,000	0	0
Paul M. Pratt, Sr.(23)	2,750	*	2,750	0	0
Paula Elaine Cherry(24)	1,444	*	1,444	0	0
Philip J. Timyan	38,462	*	38,462	0	0
Plateau Capital Accumulation Plan, FBO Dick Williams, Mike Graham TTEE	2,500	*	2,500	0	0
Plateau Capital Accumulation Plan, FBO Thomas Hagan, Jr.	3,351	*	3,351	0	0
PTMR Capital Partners, LP(25)	193,000	1.83%	193,000	0	0
Regg. E. Swanson Revocable Trust U/A DTD 09-09-2006 Regg E. Swanson Trustee	10,000	*	10,000	0	0
Reliance Trust Company FBO David M. Legg, Jr. (SEP)	1,020	*	1,020	0	0
Reliance Trust Company FBO David M. Legg., Sr.	3,261	*	3,261	0	0
Reliance Trust Company FBO Judy Anne Legg	2,669	*	2,669	0	0
Retha Herrington(19)	50,000	*	50,000	0	0
Rhonda M. Kemp Trustee Revocable Living Trust UA 29-Jul-95(26)	140,756	1.34%	140,756	0	0
Richard Herrington & Retha Herrington JTWROS(19)(20)	57,300	*	57,300	0	0
Robert F. McRae, III and Jennifer Mittry McRae	20,250	*	20,250	0	0
Ronald D. Atkisson & Karen A. Atkisson	2,500	*	2,500	0	0
Sally E. Bowers(27)	1,550	*	1,550	0	0
Sam D. King	250	*	250	0	0
Sam Houston Moran	2,500	*	2,500	0	0
Sandip M. Topiwala & Marcia N. Topiwala(28)	231	*	231	0	0
Sarah Crockett Ridley	1,050	*	1,050	0	0

Susan D. Hill	5,000	*	5,000	0	0
Susanne B. Anderson	1,000	*	1,000	0	0
Teresa G. Matthews(29)	1,150	*	1,150	0	0
Tim Futrell	9,125	*	9,125	0	0
Timothy Day Mullaly & Susan Maples Mullaly	5,250	*	5,250	0	0
Timothy W. Getty	5,000	*	5,000	0	0
Thomas K. Harlin	7,500	*	7,500	0	0
Thomas M. McCandless and Patsy T. McCandless JTWROS	1,000	*	1,000	0	0
Thomas Walker Jennings	31,500	*	31,500	0	0
William Adolphus Puryear, III	2,500	*	2,500	0	0
William Gregory Cook & Joyce Brewton Cook TIC	8,250	*	8,250	0	0
William O. Yancey, Jr. & Constance L. Yancey TIC	5,000	*	5,000	0	0

*	Less than 1 percent
(1)	As of November 23, 2015.
(2)	This number represents the percentage of Offering Shares owned by the selling shareholder prior to the completion of the offering pursuant to this prospectus and is based on 10,525,680 shares of common stock outstanding as of November 23, 2015.
(3)	Assumes that each selling shareholder will sell all Offering Shares offered by it under this prospectus. Any amounts contained in this column represent shares of common stock that the selling shareholder owns that are not being offered pursuant to this prospectus.
(4)	This number represents the percentage of Offering Shares owned by the selling shareholder after completion of the offering (assuming all Offering Shares were sold) pursuant to this prospectus and is based on 10,525,680 shares of common stock outstanding as of November 23, 2015.
(5)	Aimee M. Punessen is the Chief Marketing Officer and Senior Vice President of Public and Investor Relations of the Bank.
(6)	Barbara B. Fleming is a Vice President of the Bank.
(7)	Beth G. Adcock is a Vice President of the Bank.
(8)	Billy Harter is an employee of the Bank.
(9)	Henry W. Brockman, Jr. is a director of the Company.
(10)	Constance E. Edwards is President and sole shareholder of Banc Compliance Group, Inc., a former wholly-owned subsidiary of the Company (“BCG Inc.”), and owner of Banc Compliance Group, LLC (“BCG LLC”). On December 31, 2014, BCG Inc. sold substantially all its assets to BCG LLC. Accordingly, neither BCG Inc. nor Constance E. Edwards is currently an affiliate of the Company.
(11)	David H. Kemp is a director of the Company.
(12)	Henry W. Brockman, III, is the son of Henry W. Brockman, Jr., a director of the Company.
(13)	Sally P. Kimble is the Executive Vice President and Chief Financial Officer of the Company.
(14)	James William Cross, IV is a director of the Company. Jenny McCain Cross is the spouse of James William Cross, IV, a director of the Company.
(15)	Karen Pratt is the spouse of Paul M. Pratt, Jr., a director of the Company.
(16)	Mary Susan Barker is a Vice President of the Bank.
(17)	Mary C. Brockman is the spouse of Henry W. Brockman, Jr., a director of the Company.
(18)	Melody J. Smiley is a director of the Company.
(19)	Retha E. Herrington is the wife of Richard E. Herrington, the Chief Executive Officer and Chairman of the Board of the Bank and President, Chief Executive Officer and Chairman of the Board of the Company.
(20)	Richard E. Herrington is the Chief Executive Officer and Chairman of the Board of the Bank and President, Chief Executive Officer and Chairman of the Board of the Company.
(21)	Pamela J. Stephens is a director of the Company.
(22)	Paul M. Pratt, Jr. is a director of the Company.
(23)	Paul M. Pratt, Sr. is the father of Paul M. Pratt, Jr., a director of the Company.
(24)	Paula Elaine Cherry is a former employee of the Company.

(25)	The general partner of PTMR Capital Partners, LP is PTMR GP, LLC. PTMR GP, LLC is jointly owned by an entity controlled by Michael F. Rosinos; PT Asset Management, LLC; and certain minority equity interest holders. PT Asset Management, LLC is under common control with a registered broker-dealer.
(26)	Rhonda M. Kemp is the spouse of David H. Kemp, a director of the Company.
(27)	Sally E. Bowers is the Executive Vice President and Chief Mortgage Officer of the Bank.
(28)	Sandip M. Topiwala is an employee of the Bank.
(29)	Teresa G. Matthews is a Senior Vice President of the Bank.

Series A Preferred Stock

The following table sets forth, as of the date of this prospectus, the name of the Series A Preferred Stock selling securityholder under this prospectus, the total number of shares of Series A Preferred Stock beneficially owned by it as of November 23, 2015, the maximum number of shares of Series A Preferred Stock that the Series A Preferred Stock selling securityholder may sell using this prospectus and the total number and percentage of outstanding shares of Series A Preferred Stock that will be beneficially owned by such Series A Preferred Stock selling securityholder upon completion of the offering. In addition, because the Series A Preferred Stock selling securityholder may sell all, some or none of the Series A Preferred Stock, the table assumes that the below listed Series A Preferred Stock selling securityholder is offering, and will sell, all of the Series A Preferred Stock to which this prospectus relates.

	Ownership Prior to the Offering			Ownership After the Offering
Name of the Series A Preferred Stock selling securityholder	Series A Preferred Stock Owned(1)	Percent(2)	Number of Series A Preferred Stock Being Offered	Number of Series A Preferred Stock Owned(3)	Percent(4)
United States Department of the Treasury	10,000	100%	10,000	0	0

(1)	As of November 23, 2015.
(2)	This number represents the percentage of Series A Preferred Stock owned by the Series A Preferred Stock selling securityholder prior to the completion of the offering pursuant to this prospectus and is based on 10,000 shares of Series A Preferred Stock outstanding as of November 23, 2015.
(3)	Assumes that the Series A Preferred Stock selling securityholder will sell all shares of Series A Preferred Stock offered by it under this prospectus. Any amounts contained in this column represent shares of Series A Preferred Stock that the Series A Preferred Stock selling securityholder owns that are not being offered pursuant to this prospectus.
(4)	This number represents the percentage of Series A Preferred Stock owned by the Series A Preferred Stock selling securityholder after completion of the offering (assuming all shares of Series A Preferred Stock were sold) pursuant to this prospectus and is based on 10,000 shares of Series A Preferred Stock outstanding as of November 23, 2015.

PLAN OF DISTRIBUTION

The selling shareholders and the Series A Preferred Stock selling securityholder may sell all or a portion of the securities beneficially owned by them and offered by this prospectus from time to time directly or through one or more underwriters, broker-dealers or agents. If securities are sold through underwriters or broker-dealers, the selling shareholders and the Series A Preferred Stock selling securityholder will be responsible for underwriting discounts or commissions or agent’s commissions. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling shareholders and the Series A Preferred Stock selling securityholder may use any one or more of the following methods when selling shares:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders and the Series A Preferred Stock selling securityholder may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders and the Series A Preferred Stock selling securityholder may arrange for other brokers-dealers to participate in sales. If the selling shareholders and/or the Series A Preferred Stock selling securityholder effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent will be in amounts to be negotiated, which are not expected to be in excess of those customary in the types of transactions involved.

In connection with sales of securities, the selling shareholders and the Series A Preferred Stock selling securityholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The selling shareholders and the Series A Preferred Stock selling securityholder may also sell securities short and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the SEC, the selling shareholders and the Series A Preferred Stock selling securityholder may deliver securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders and the Series A Preferred Stock selling securityholder may also loan or pledge securities to broker-dealers that in turn may sell such shares. The selling shareholders and the Series A Preferred Stock selling securityholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and the Series A Preferred Stock selling securityholder may pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the identification of selling shareholders or the Series A Preferred Stock selling securityholder, as applicable, to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders and the Series A Preferred Stock selling securityholder also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and the Series A Preferred Stock selling securityholder and any broker-dealer participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of securities is made, a prospectus supplement, if required, will be distributed which will set forth (i) the name of each such selling shareholder and the Series A Preferred Stock selling securityholder and of the participating broker-dealer(s), (ii) the number of securities involved, (iii) the price at which such securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, and (v) any other facts material to the transaction.

The aggregate proceeds to the selling shareholders and the Series A Preferred Stock selling securityholder from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

Under the securities laws of some states, the securities covered by this prospectus may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder or Series A Preferred Stock selling securityholder will sell any or all of the securities registered pursuant to the registration statement of which this prospectus forms a part.

If a selling shareholder or Series A Preferred Stock selling securityholder uses this prospectus for any sale of securities, it will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders and the Series A Preferred Stock selling securityholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of securities to engage in market-making activities with respect to such securities. All of the foregoing may affect the marketability of the securities covered by this prospectus and the ability of any person or entity to engage in market-making activities with respect to such securities.

Pursuant to the SBLF Securities Purchase Agreement between us and Treasury, we will pay substantially all expenses of the registration of the securities covered by this prospectus, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that Treasury will pay all underwriting discounts and selling commissions, if any. We will indemnify Treasury against liabilities, including some liabilities under the Securities Act, in accordance with the Securities Purchase Agreement between us and Treasury, or Treasury will be entitled to contribution. We have agreed under the SBLF Securities Purchase Agreement between us and Treasury to cause such of our directors and senior executive officers to execute customary lock-up agreements in such form and for such time period up to 90 days as may be requested by a managing underwriter with respect to an underwritten offering of securities covered by this prospectus.

We do not intend to apply for listing of the Series A Preferred Stock on any securities exchange or for inclusion of the Series A Preferred Stock in any automated quotation system. No assurance can be given as to the liquidity of the trading market, if any, for the Series A Preferred Stock.

DESCRIPTION OF OUR CAPITAL STOCK

We are authorized by our charter to issue a maximum of 20,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock, having no designated par value per share. As of September 30, 2015, there were 10,524,630 shares of common stock issued and outstanding. Also, as of September 30, 2015, there were 26,907 shares reserved for the exercise of previously issued 2010 Warrants and 2,364,492 shares reserved for the exercise of stock options, restricted stock and other equity incentives under our Omnibus Equity Incentive Plan. As of September 30, 2015, there were 10,000 shares of Series A Preferred Stock issued and outstanding. The outstanding shares of common stock are fully paid and nonassessable.

Common Stock

The following is a summary of certain rights and provisions of the shares of our common stock. This summary does not purport to be complete and is qualified in its entirety by reference to our charter and bylaws and the TBCA.

Dividend Rights and Limitations on Payment of Dividends

Except as described below, the holders of common stock are entitled to receive, pro rata, such dividends and other distributions as and when declared by FFN’s board of directors out of the assets and funds legally available therefore. FFN’s ability to pay dividends is dependent upon the ability of FFN to earn income and is especially dependent upon the ability of the Bank to earn income and pay dividends. The Bank may declare dividends only so long as its minimum regulatory capital requirements will not be impaired. In addition, the board of directors of the Bank under state banking law may not declare dividends in any calendar year that exceed the total of its net income of that year combined with its retained net income of the preceding two years without the approval of the Commissioner of Financial Institutions. Also, despite the availability of net or accumulated earnings in later years of operations and the capacity to maintain capital at levels required by governmental regulation, the directors of the Bank and/or the directors of FFN may choose to retain all earnings for the operation of the business. FFN has not paid any dividends on its common stock.

Voting Rights

The holders of common stock are entitled to one vote per share on all matters presented for a shareholder vote. There is no provision for cumulative voting. A set of bylaws is adopted for the guidance and control of FFN. Amendments to the bylaws are effected by majority vote of the shareholders or directors.

Board of Directors

The business of FFN is controlled by a board of directors, which is elected by a plurality vote of the shareholders. Shareholders are required to state nominations for directors in writing and file such nominations with the secretary of FFN. To be timely, nominations for directors must be mailed and received at the principal office of FFN not less than 120 days prior to the meeting at which directors are to be elected. The directors will hold office for one (1) year terms. Any vacancies in the board of directors and any newly created directorships may be filled only by a majority vote of the directors then in office. The current Board is comprised of 11 directors. The number of directors serving on the Board may be changed by a resolution adopted by the affirmative vote of a majority of the directors then in office. Each director shall serve until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal. The provisions of this section of the charter may be amended with a majority vote of the shareholders.

Liquidation Rights

Upon the voluntary or involuntary dissolution, liquidation, or winding up of the affairs of FFN, after the payment in full of its debts and other liabilities, and the payment of any accrued but unpaid dividends and any liquidation preference on outstanding shares of preferred stock, the remainder of its assets, if any, is to be distributed pro rata among the holders of shares of common stock. Subject to any required regulatory approvals, the board of directors of FFN, at its discretion, may authorize and issue shares of preferred stock and debt obligations, whether or not subordinated, without prior approval of the shareholders, thereby further depleting the liquidation value of the shares of common stock.

Preemptive Rights

Owners of shares of common stock of FFN will not have the preemptive right to purchase additional shares offered by FFN in the future. That is, FFN may sell additional shares to particular shareholders or to non-shareholders without first offering each then-current shareholder the right to purchase the same percentage of such newly offered shares as is the shareholder’s percentage of the then-outstanding shares of FFN.

Redemption

The shares may not be redeemed except upon consent of both the shareholder and FFN, as well as the Federal Reserve.

Conversion Rights

The holders of shares have no conversion rights.

Liability to Further Calls or to Assessments by FFN

The shares are not subject to liability for further calls or to assessments by FFN.

Preferred Stock

The Charter of FFN authorizes the issuance by FFN of up to 1,000,000 shares of its preferred stock. The preferred stock may be issued by vote of the Directors without shareholder approval. The preferred stock may be issued in one or more classes and series, with such designations, full or limited voting rights (or without voting rights), redemption, conversion or sinking fund provisions, dividend rates or provisions, liquidation rights, and other preferences and limitations as the board of directors may determine in the exercise of its business judgment. The preferred stock may be issued by the board of directors for a variety of reasons.

The preferred stock could be issued in public or private transactions in one or more (isolated or series of) issues. The shares of any issue of preferred stock could be issued with rights, including voting, dividend, and liquidation features, superior to those of any issue or class of shares. The issuance of shares of the preferred stock could serve to dilute the voting rights or ownership percentage of holders of the Shares (or any other shares). The issuance of shares of the preferred stock might also serve to deter or block any attempt to obtain control of FFN or to facilitate any such attempt.

In 2011, the board of directors authorized management of FFN to consider participating in the voluntary SBLF authorized by Congress under the Small Business Jobs and Credit Act of 2010. The purpose of the SBLF is to provide capital to community banking organizations in order to incentivize increased small business lending. The more a bank participating in the SBLF increases its small business lending, the lower the rate it will pay on the funds received under the program.

The capital is provided to banks by having the Treasury provide a bank with capital by purchasing Tier 1 qualifying preferred stock or equivalents. To encourage community bank participation, the cost of capital will start no higher than 5.0%. If a bank’s small business lending increases by 10.0% or more, then the rate will fall as low as 1.0%. Banks that increase their lending by amounts less than 10.0% can benefit from rates set between

2.0% and 4.0%. If lending does not increase in the first two years, however, the rate will increase to 7.0%. After 4.5 years, the rate will increase to 9.0% if the bank has not already repaid the SBLF funding.

Management reviewed the SBLF program and determined that participation in the program would be beneficial to FFN. FFN was notified by the Treasury that FFN had received preliminary approval to participate in the SBLF in the amount of $10,000,000. As a result, on September 27, 2011, FFN issued 10,000 shares of Series A Preferred Stock to the Treasury for a purchase price of $10,000,000. The specific terms of the Series A Preferred Stock are as follows:

Issuer:	The term “Issuer” includes a bank holding company or savings and loan holding company with total consolidated assets of less than $10 billion. FFN applied and qualified with Treasury as an “Issuer.”

Financial Instrument:	Senior perpetual noncumulative preferred stock (the “Series A Preferred Stock”), liquidation preference of $1,000 per share.

Regulatory Capital Treatment:	Tier 1.

Investment Amount:	An Issuer that is a bank holding company or savings and loan holding company that has total assets of $1 billion or less may issue a total amount of Series A Preferred Stock equal to not less than 1.0% and not more than 5.0% of its risk-weighted assets (“RWA”). Total assets are measured as reported in the call reports of the Issuer or, for holding companies, the combined total assets reported in the call reports of the Issuer’s insured depository institution subsidiaries, as of the end of the fourth quarter of calendar year 2009, and RWA are measured as reported in the most recent call reports as of the date of application.

Ranking:	With respect to all distributions, the Series A Preferred Stock will rank senior to common stock and pari passu with all existing preferred stock other than preferred shares that rank junior to any existing preferred shares.

Calculation of Qualified Small Business Lending:	Qualified Small Business Lending, as measured for the purpose of calculating the dividend rate for the Series A Preferred Stock, is defined as the sum of all lending by the Issuer of the following types, as reported in the Issuer’s most recent quarterly call report:

(i) C&I loans;

(ii) owner-occupied nonfarm, nonresidential real estate loans;

(iii) loans to finance agricultural production and other loans to farmers; and

(iv) loans secured by farmland;

and, within these loan categories, excluding:

(A) any loan or group of loans to the same borrower and its affiliates with an original principal or commitment amount greater than $10 million or that is made to a borrower that had (or whose ultimate parent company had) more than $50 million in revenues during the most recent fiscal year ended as of the date of origination;

(B) to the extent not included in (A) or (C), the portion of any loans guaranteed by the SBA, any other U.S. Government agency, or a U.S. Government-sponsored enterprise; and

(C) to the extent not included in (A) or (B), the portion of any loans held by the Issuer for which the risk is assumed by a third party (for example, the portion of loans that have been participated),

while, further, adding to the amount determined above, the cumulative amount of net loan charge-offs with respect to Qualified Small Business Lending as measured since, and including, the quarter ending September 30, 2010.

The amount of Qualified Small Business Lending, including the exclusions listed above, shall be calculated and reported on the date of Treasury’s investment (the “Investment Date”) by the Issuer in a format specified by Treasury (the “Initial Supplemental Report”) and during the first nine calendar quarters thereafter (each, a “Quarterly Supplemental Report”), concurrent with the Issuer’s publication of its call report.

Calculation of Lending Baseline:	Not later than three business days prior to the Investment Date, the Issuer shall submit an Initial Supplemental Report reporting Qualified Small Business Lending as of the Investment Date and for the each of the four full quarters ending on June 30, 2010. In calculating such Qualified Small Business Lending, if any gains in Qualified Small Business Lending resulted from mergers and acquisitions, or purchases of loans during any quarter during such four quarter period, the Issuer shall recalculate Qualified Small Business Lending for all earlier quarters in such four quarter period to include such gains on a pro forma combined basis. The average of Qualified Small Business Lending reported for these four quarters shall be the baseline against which subsequent lending is measured (the “Baseline”).

When applicable, at the beginning of each quarter that begins after the Investment Date, the Baseline will be increased by the amount of any gains realized by the Issuer resulting from mergers and acquisitions, or purchases of loans, as measured since, and including, the quarter ending on September 30, 2010.

Dividend Rate:	The Series A Preferred Stock will pay noncumulative dividends. The dividend rate will be adjusted to reflect the amount of an Issuer’s change in Qualified Small Business Lending from the Baseline, based on the following schedule:

Dividend Rate Following Investment Date

Increase in Qualified Small Business Lending from the Baseline	First 9 Quarters*	Quarter 10 to Year 4.5	After Year 4.5
0% or less	5.0%	7.0%	9.0%
more than 0%, but less than 2.5%	5.0%	5.0%	9.0%
2.5% or more, but less than 5%	4.0%	4.0%	9.0%
5% or more, but less than 7.5%	3.0%	3.0%	9.0%
7.5% or more, but less than 10%	2.0%	2.0%	9.0%
10% or more	1.0%	1.0%	9.0%

*	For the first nine quarters, the dividend rate will be adjusted quarterly.

Initial rate and adjustments in the first ten quarters: On the Investment Date, and at the beginning of each of the next ten calendar quarters thereafter, the amount of Qualified Small Business Lending reported by the Issuer in the most recent Supplemental Report will be compared to the Baseline amount of Qualified Small Business Lending. The dividend rate will be adjusted to reflect the amount of an Issuer’s change in Qualified Small Business Lending from the Baseline, as reflected in the table above.

Rate adjustments following the first ten quarters: The rate in effect at the beginning of the tenth full calendar quarter after the Investment Date will be payable until the expiration of the four-and-one-half-year period beginning on the Investment Date.

If, at the beginning of the tenth full calendar quarter after the Investment Date, the Issuer’s most recent Quarterly Supplemental Report shows that the amount of Qualified Small Business Lending has not increased relative to the Baseline, the dividend rate will increase to 7% per annum until the four-and-one-half-year period that started on the Investment Date expires.

Limitation on rate reductions: The reduction in the dividend rate will not apply to a dollar amount of the investment that is greater than the dollar amount of the increase in Qualified Small Business Lending since the Baseline. Dividends on any amount that is in excess of the increase in the amount of Qualified Small Business Lending will be payable at a rate of 5.0% per annum until the expiration of the four-and-one-half-year period that begins on the Investment Date, and 9.0% per annum thereafter.

Rate adjustment 4.5 years after the Investment Date: At the expiration of the four-and-one-half-year period that begins on the Investment Date, the dividend rate will increase to 9.0% per annum.

Timing: Dividends will be payable quarterly on January 1, April 1, July 1, and October 1 of each year. As of September 30, 2015, FFN is paying a rate of 1.0%.

Redemption:	The Series A Preferred Stock may be redeemed at any time at the option of the Issuer, subject to the approval of the appropriate federal banking agency. All redemptions of Series A Preferred Stock must be made at a per share redemption price equal to 100% of the liquidation preference, plus accrued and unpaid dividends as of the date of redemption (“Redemption Date”) for the quarter that includes the Redemption Date, and a pro rata portion of any lending incentive fee. All redemptions must be in amounts equal to at least 25% of the number of originally issued shares, or 100% of the then-outstanding shares (if less than 25% of the number of originally issued shares).

Right to Pay Dividends and Repurchase Shares:	Unless otherwise restricted by the appropriate federal or state banking agency, the Issuer may pay dividends on preferred shares ranking pari passu with the Series A Preferred Stock, junior preferred shares, or other junior securities (including common stock), or redeem or repurchase equity securities, subject to the limitations listed under “Provisions upon Nonpayment of Dividends,” if after giving effect to the dividend payment or share repurchase, the dollar amount of the Issuer’s Tier 1 capital would be at least 90% of the amount existing at the time immediately following the Investment Date (the “Tier 1 Dividend Threshold”), excluding any subsequent net charge-offs and redemptions of the Series A Preferred Stock since the Investment Date, subject to (i) and (ii) below:

(i) During the period beginning on the second anniversary of the Investment Date and ending on the day before the tenth anniversary of the Investment Date, for every 1.0% increase in Qualified Small Business Lending the Issuer has achieved above the Baseline, the Tier 1 Dividend Threshold will be decreased by a dollar amount equal to 10% of the amount of the Series A Preferred Stock investment; and

(ii) For Issuers that are not publicly traded,1 during the period beginning on the tenth anniversary of the Investment Date and ending on the Redemption Date, the Issuer may not effect any repurchases or declare or pay any dividends on preferred shares ranking pari passu with the Series A Preferred Stock, junior preferred shares, or other junior securities (including common stock).

Provisions upon Nonpayment of Dividends:	For any missed payment: The following restrictions will apply whenever dividends payable on the Series A Preferred Stock have not been declared and paid for any quarterly dividend period:

(i) The Chief Executive Officer and Chief Financial Officer of the Issuer will be required to provide written notice, in a form reasonably

[1]	As used herein, “publicly traded” means a company (1) whose securities are traded on a national securities exchange and (2) required to file, under the federal securities laws, periodic reports such as the annual (Form 10-K) and quarterly (Form 10-Q) reports with either the SEC or its primary federal bank regulator. A company may be required to do so by virtue of having securities registered under Section 12 of the Exchange Act, which applies to all companies that are traded on an exchange or that have $10 million in assets and 2,000 shareholders of record or Section 15(d) of the Exchange Act which requires companies that have filed a registration statement under the Securities Act to file reports required under Section 13 of the Exchange Act, e.g., periodic reports.

satisfactory to Treasury, which is to include the rationale of the Issuer’s board of directors for not declaring dividends; and

(ii) No repurchases may be effected and no dividends may be declared or paid on preferred shares ranking pari passu with the Series A Preferred Stock, junior preferred shares, or other junior securities (including common stock) during the current quarter and for the next three quarters following the failure to declare and pay dividends on the Series A Preferred Stock (provided, however, that, in any such quarter in which Treasury’s dividend is paid, dividend payments on shares ranking pari passu may be paid to the extent necessary to avoid any resulting material covenant breach).

After four missed payments: Whenever dividends on the Series A Preferred Stock have not been declared and paid for four quarterly dividends or more, whether or not consecutive, and during such time the Issuer was not subject to a regulatory determination that prohibits the declaration and payment of dividends, the board of directors of the Issuer must certify, in writing, that the Issuer used best efforts to declare and pay such quarterly dividends in a manner consistent with safe and sound banking practices and the directors’ fiduciary obligation.

After five missed payments: Whenever dividends on the Series A Preferred Stock have not been declared and paid for five quarterly dividends or more, whether or not consecutive, Treasury will have the right, but not the obligation, to appoint a representative to serve as an observer on the Issuer’s board of directors. This right will end when full dividends have been paid for four consecutive subsequent dividend periods.

After six missed payments: Whenever dividends on the Series A Preferred Stock have not been declared and paid for six quarterly dividend periods or more, whether or not consecutive, if the liquidation preference of the Series A Preferred Stock is $25 million or more, the holder of the Series A Preferred Stock will have the right to elect two directors to the Issuer’s board of directors. The right to elect directors will end when full dividends have been paid for four consecutive subsequent dividend periods.

Small Business Lending Plan:	The Issuer shall provide to the appropriate federal banking agency, and, if applicable, state banking agency, a small business lending plan at the time it submits its application for this program. The plan will be confidential supervisory information.

Downstreaming of Investment:	The Issuer, if it is a holding company, shall contribute not less than 90% of the amount of Treasury’s investment to its insured depository institution subsidiaries; provided, that no insured depository institution may receive more than 5% of its RWA (if the Issuer has total assets of $1 billion or less).

Voting Rights:

The Series A Preferred Stock will be nonvoting, other than for consent rights granted to Treasury with respect to (i) any authorization or issuance of shares ranking senior to the Series A Preferred Stock, (ii) any amendment to the rights of the Series A Preferred Stock, and (iii) any merger, exchange, dissolution, or similar transaction which would affect the rights of the Series A Preferred Stock.

Registration Rights:	Holders of the Series A Preferred Stock have the option to exercise certain registration rights in the event the Issuer registers equity securities in an underwritten public offering, subject to certain exceptions.

Transferability:	The Series A Preferred Stock will not be subject to any restrictions on transfer. The Issuer may merge or sell all, or substantially all, of its assets (as well as, in the case of an Issuer that is a bank holding company, any insured depository institution subsidiary), provided that the rights of the Series A Preferred Stock and the obligations of the Issuer relating thereto are assumed and an equivalent Series A Preferred Stock is issued by the successor entity.

Access and Information:	The Issuer will permit the holder of the Series A Preferred Stock, the holder’s designees, the Inspector General of the Department of the Treasury, and the Comptroller General of the United States to examine the Issuer’s corporate books and discuss matters relevant to the investment with principal officers, after being provided with reasonable notice.

Certifications:	The Issuer will provide the following certifications to Treasury:

(i) The Issuer’s Chief Executive Officer and Chief Financial Officer, as well as the directors (trustees) of the Issuer who attest to the Issuer’s call report (or those of its insured depositories, in the case of a holding company), will certify to Treasury that information provided on each Supplemental Report is accurate.

(ii) Following the Investment Date, within 90 days of the end of each fiscal year of the Issuer during which a Supplemental Report is submitted, the Issuer will receive and submit to Treasury a certification from its auditors that the processes and controls used to generate the Supplemental Reports are satisfactory.

(iii) Annually, until the Redemption Date, the Issuer will certify to Treasury that (A) businesses that received loans from the Issuer following the Investment Date have certified to the Issuer that their principals have not been convicted of, or pleaded nolo contendre to a sex offense against a minor, as required by Section 3011(c) of the Small Business Jobs and Credit Act of 2010, and (B) these certifications will be retained in accordance with standard recordkeeping practices established by the appropriate federal banking agency.

(iv) Annually, until the Redemption Date, the Issuer will certify to Treasury that it is in compliance with the Customer Identification Program requirements set forth in 31 C.F.R. § 103.121.

Issuers must submit valid and timely certifications to be eligible for any dividend rate adjustment on the Series A Preferred Stock. Issuers must also complete a short annual lending survey.

2010 Warrants

FFN previously issued warrants to subscribers in connection with stock offerings in 2007 and 2010. The 2010 Warrants outstanding as of September 30, 2015 allow holders to purchase 26,907 shares at $12.00 per share. All of these 2010 Warrants expire March 30, 2017.

All of the 2010 Warrants provide that if, after the issuance of the 2010 Warrants, the number of outstanding shares is increased by a stock dividend payable in shares, or by a split up of shares, then on the day following the date fixed for the determination of holders of shares entitled to receive such stock dividend or split up, the number of shares issuable on exercise of the warrant shall be increased in proportion to such increase in outstanding shares and the then applicable 2010 Warrant price shall be correspondingly decreased. These 2010 Warrants also provide that if after the issuance of the 2010 Warrant, the number of outstanding shares is decreased by a combination or reclassification of shares then, after the combination or reclassification, the number of shares issuable upon exercise of such warrant shall be decreased in proportion to such decrease in outstanding shares and the then applicable 2010 Warrant price shall be correspondingly increased.

If, after the issuance of the 2010 Warrants any class of capital stock of FFN (other than common stock) is issued by way of a stock dividend on outstanding common stock, then, commencing with the day following the date fixed for the determination of holders of common stock entitled to receive such stock dividend, in addition to any share of common stock receivable upon exercise of the warrants, the 2010 Warrant holders shall, upon such exercise of the 2010 Warrants, be entitled to receive, as nearly as practicable, the same number of shares of dividend stock, plus any shares issued upon any subsequent change, replacement, subdivisions, or combination thereof to which the holders would have been entitled had their 2010 Warrants been exercised immediately prior to such dividend. No adjustment in the 2010 Warrant price shall be made merely by virtue of the happening of any such event.

If, after the issuance of the 2010 Warrants, any capital reorganization, redemption, or reclassification of the common stock of FFN, or consolidation or merger of FFN with another corporation, or the sale of all or substantially all of its assets to another corporation is effected (each, a “Significant Corporate Event”), then, as a condition of such Significant Corporate Event, lawful and fair provision shall be made with respect to the 2010 Warrants as follows:

•	The 2010 Warrant holders shall have the right to purchase and receive upon the basis and upon the terms and conditions specified in the 2010 Warrants (and in lieu of the shares of FFN common stock immediately purchasable and receivable upon the exercise of the rights represented by the 2010 Warrants), such shares of stock, securities, or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of common stock equal to the number of shares immediately purchasable and receivable upon the exercise of the rights represented by the 2010 Warrants had such Significant Corporate Event not taken place, and

•	In any such case, appropriate provision shall be made with respect to the rights and interests of the 2010 Warrant holders so that the provisions thereof shall be applicable as nearly as may be in relation to any share of stock, securities, or assets thereafter deliverable upon the exercise thereof.

FFN shall not effect any such consolidation, merger, or sale unless prior to the consummation thereof the successor corporation (if other than FFN) resulting from such consolidation or merger, or the corporation purchasing such assets, shall assume by written instrument executed and delivered to FFN the obligation to deliver to the 2010 Warrant holders such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to purchase.

Because the common stock of FFN has traded on a national securities exchange at $15.00 or more for forty-five (45) consecutive days, FFN may redeem the 2010 Warrants at any time thereafter with not less than thirty (30) days’ written notice to the holder of such 2010 Warrant, in whole or in part, at a redemption price of

$1.00 per warrant; provided, however, that the holder of the 2010 Warrant may exercise the 2010 Warrant, in whole or in part, during such thirty (30) day period.

Upon the issuance of the 2010 Warrants, cumulative adjustments in the number of shares issuable on exercise of the 2010 Warrants shall be made only to the nearest multiple of one whole share, i.e., fractional shares shall be disregarded.

FFN may, without the consent of the holders of the 2010 Warrants, make changes in the 2010 Warrant that are required to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake in the 2010 Warrant, add to the covenants and agreements that FFN is required to observe, or result in the surrender of any right or power reserved to or conferred upon FFN in the 2010 Warrant, but which changes do not or will not adversely affect, alter or change the rights, privileges, or immunities of the holders of 2010 Warrants.

The 2010 Warrant does not entitle the holder thereof to any of the rights of a shareholder of FFN. If the 2010 Warrant is lost, stolen, mutilated or destroyed, FFN, on such terms as to indemnity or otherwise as it, in its discretion may impose (which shall, in the case of a mutilated 2010 Warrant, include the surrender thereof), will issue a new warrant of like denomination, tenor and date as the 2010 Warrant so lost, stolen, mutilated or destroyed. FFN shall reserve and keep available at all times a number of its authorized but unissued shares that will be sufficient to permit the exercise in full of all outstanding 2010 Warrants.

Any notice or demand to be given or made by the holder of the 2010 Warrant to FFN shall be sufficiently given or made if sent by mail, first class or registered, postage prepaid, addressed to FFN at its principal office as set forth on the cover of the 2010 Warrant. Any notice or demand to be given or made by FFN to or on the holder of the 2010 Warrant shall be sufficiently given or made if sent by mail, first class or registered, postage prepaid, addressed to such holder at the address contained in the corporate records of FFN.

Incorporators’ and Employees’ Equity Incentive Awards

Each of the incorporators of the Bank (the “Incorporators”) received stock options to purchase 12.5% of the number of shares that such Incorporators purchased in the initial offering of shares (up to a maximum of 6,250 options) at an exercise price of $10.00 per share. As a result, a total of 33,750 Incorporator’s options were issued in 2007. These options for the group of Incorporators vested in equal increments each year for five years and are exercisable in whole or in part until the tenth anniversary of the issuance of the options.

A Qualified-Nonqualified Stock Option Plan was adopted in 2007, amended in 2013 to increase the number of shares reserved thereunder from 1,000,000 to 1,500,000 and to allow for the issuance of additional equity-based awards, including shares of restricted stock and stock appreciation rights, and amended again in 2014 to increase the number of shares authorized for issuance from 1,500,000 to 2,000,000 and amended again in 2015 to increase the number of shares authorized for issuance from 2,000,000 to 4,000,000. As amended, the Plan is known as FFN’s 2007 Omnibus Equity Incentive Plan, and is available for the issuance of equity incentives to employees, directors and others. Shareholders have approved the reservation of shares of common stock for issuance upon the exercise of equity incentive awards under the Plan equal to up to 4,000,000 shares. As of September 30, 2015, a total of 1,095,929 stock options and 105,864 shares of restricted stock granted to employees were outstanding, a total of 40,464 stock options granted to former non-employee directors of MidSouth were outstanding, and 202,878 options granted to current and former non-employee directors were outstanding. There remain 2,364,492 options or other equity incentive awards not yet granted under the Plan as of September 30, 2015. All options granted at this time have an exercise price ranging from $8.57 to $22.94 per share.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Inc.

Listing

Our common stock is listed on the NYSE under the symbol “FSB.” The Series A Preferred Stock is not listed on an exchange, and, unless requested by Treasury, we do not intend to list the Series A Preferred Stock on any exchange.

LEGAL MATTERS

The validity of the Offering Shares offered by this prospectus has been passed upon by Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, counsel to the Company.

EXPERTS

The consolidated financial statements of Franklin Financial Network, Inc. as of December 31, 2014 and 2013 and for each of the for the years then ended have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2014 and incorporated in this prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the Offering Shares that may be sold under this prospectus. This prospectus is a part of that registration statement and does not contain all of the information in the registration statement. The rules and regulations of the SEC allow FFN to omit certain information included in the registration statement from this prospectus. For further information about us and the Offering Shares, you should refer to the registration statement, as amended from time to time, and the exhibits that are a part of the registration statement.

We file annual, quarterly and special reports, proxy statement and other information with the SEC. You may read and copy any information we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information that we file with the SEC are also available at our Internet website. The address of the site is www.franklinsynergybank.com. We have included the web addresses of the SEC and us as inactive textual references only. Except as specifically incorporated by reference into this document, information on those websites is not part of this document.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and may supersede this information. We are incorporating by reference into this prospectus the documents listed below, which shall not include, in each case, documents, or information deemed to have been furnished and not filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the year ended December 31, 2014;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015;

•	our Current Reports on Form 8-K filed on January 2, 2015, February 25, 2015, March 4, 2015, May 4, 2015, June 12, 2015, July 29, 2015, August 27, 2015, September 29, 2015 and October 13, 2015; and

•	The description of our common stock, no par value per share, contained in our Registration Statement on Form 8-A filed with the Commission on March 24, 2015, including any subsequent amendment or any report filed for the purpose of updating such description.

We are also incorporating by reference any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until this offering is completed, including those made between the date of filing of the initial registration statement and prior to effectiveness of the registration statement, except for information furnished under Item 2.02 or Item 7.01 and certain exhibits furnished pursuant to Item 9.01 of our Current Reports on Form 8-K, which are deemed to be furnished and not filed and therefore not incorporated by reference herein, unless specifically stated otherwise in such filings. Any statement contained in a document incorporated by reference in this prospectus shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is incorporated by reference modifies or supersedes such statement.

Upon your written or oral request, we will provide you a copy of any of the filings that are incorporated by reference into this prospectus. This information will be provided to you without charge. Your request should be directed to: Mandy Garland, Franklin Financial Network, Inc., 722 Columbia Avenue, Franklin, Tennessee 37064, telephone number (615) 236-2265, Mandy.Garland@franklinsynergy.com.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses of the registrant in connection with the offering of the securities being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$6,521.18
Legal fees and expenses	30,000
Accounting fees and expenses	5,000
Printing expenses	5,000
Miscellaneous	1,000

Total	$47,521.18

Item 15.	Indemnification of Directors and Officers.

The Tennessee Business Corporation Act (“TBCA”) allows a Tennessee corporation’s charter to contain a provision eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its shareholders for monetary damages for breach of the director’s fiduciary duty as a director. Under the TBCA, a Tennessee business corporation may not eliminate or limit director monetary liability for (i) breaches of the director’s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; or (iii) unlawful distributions. This provision also may not limit a director’s liability for violation of, or otherwise relieve a corporation or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission. The Registrant’s charter contains a provision stating that directors shall not be personally liable for monetary damage to the corporation or its shareholders for breach of fiduciary duty as a director, except to the extent required by the TBCA in effect from time to time.

The TBCA provides that a corporation may indemnify any of its directors, officers, employees and agents against liability incurred in connection with a proceeding if (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, he reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, he reasonably believed that his conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director breached his duty of care to the corporation.

Under the Registrant’s Bylaws, any person, his heirs, executors, administrators, successors and assigns may be indemnified or reimbursed by the Registrant for expenses actually incurred in connection with any action, claim, suit, or proceeding to which he or they shall be made a party or potential party by reason of his being or having been a director or officer, or director of officer of another corporation in which the corporation at such time owned or may own shares of stock or of which it was or may be a creditor, which he served at the request of the Registrant’s board of directors; provided, however, that no person shall be so indemnified in relation to any matter in such action, claim, suit, or proceeding as to which he shall finally be adjudged to have been liable for his own negligence or misconduct in the performance of his duties to the Registrant.

Under the Registrant’s Bylaws, the foregoing right of indemnification shall not be exclusive of other rights to which such person, his heirs, executors, administrators, successors or assigns may be entitled under any law, bylaw, agreement, vote of shareholders or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the Bylaws, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Registrant carries standard directors’ and officers’ liability insurance covering its directors and officers.

Item 16.	Exhibits and Financial Statement Schedules.

Please see Exhibit index included herewith immediately following the signature page hereto, which is incorporated herein by reference.

Item 17.	Undertakings.

(a) Undertaking required by Regulation S-K, Item 512(a):

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(a) Provided, however, that:

(A) Not applicable.

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3, Form SF-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(C) Not applicable.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) Not applicable.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(iii) Not applicable.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7) Not applicable.

(b) Undertaking required by Regulation S-K, Item 512(b):

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, when applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Undertakings required by Regulation S-K, Item 512(c)-(g): Not applicable.

(d) Undertaking required by Regulation S-K, Item 512(h):

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on the 30th day of November, 2015.

FRANKLIN FINANCIAL NETWORK, INC.

By:	/s/ Sally P. Kimble
Sally P. Kimble Executive Vice President, Chief Financial Officer and Chief Administrative Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes Richard E. Herrington and Sally P. Kimble, or either of them, his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to the within registration statement (as well as any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto said attorneys-in-fact and agents, or either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard E. Herrington Richard E. Herrington	Chairman, President & CEO (Principal Executive Officer)	November 30, 2015

/s/ Sally P. Kimble Sally P. Kimble	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 30, 2015

/s/ Jimmy E. Allen Jimmy E. Allen	Director	November 30, 2015

/s/ Henry W. Brockman, Jr. Henry W. Brockman, Jr.	Director	November 30, 2015

/s/ James W. Cross, IV James W. Cross, IV	Director	November 30, 2015

/s/ David H. Kemp David H. Kemp	Director	November 30, 2015

Lee M. Moss	Director	November 30, 2015

/s/ Paul M. Pratt, Jr. Paul M. Pratt, Jr.	Director	November 30, 2015

/s/ Pamela J. Stephens Pamela J. Stephens	Director	November 30, 2015

/s/ Melody J. Sullivan Melody J. Sullivan	Director	November 30, 2015

/s/ Gregory E. Waldron Gregory E. Waldron	Director	November 30, 2015

/s/ Benjamin Wynd Benjamin Wynd	Director	November 30, 2015

Exhibit Index

Exhibit Number	Description

3.1	Charter of Franklin Financial Network, Inc. (incorporated herein by reference to Exhibit 3.1 to Form S-4 (File No. 333-193951) filed with the Securities and Exchange Commission on February 14, 2014)

3.2	Articles of Amendment to the Charter of Franklin Financial Network, Inc., dated November 15, 2007 (incorporated herein by reference to Exhibit 3.2 to Form S-4 (File No. 333-193951) filed with the Securities and Exchange Commission on February 14, 2014)

3.3	Articles of Amendment to the Charter of Franklin Financial Network, Inc., dated June 17, 2010 (incorporated herein by reference to Exhibit 3.3 to Form S-4 (File No. 333-193951) filed with the Securities and Exchange Commission on February 14, 2014)

3.4	Articles of Amendment to the Charter of Franklin Financial Network, Inc., dated September 27, 2011 (incorporated herein by reference to Exhibit 3.4 to Form S-4 (File No. 333-193951) filed with the Securities and Exchange Commission on February 14, 2014)

3.5	Articles of Amendment to the Charter Designating Senior Non-Cumulative Perpetual Preferred Stock, Series A of Franklin Financial Network, Inc., dated September 27, 2011 (incorporated herein by reference to Exhibit 3.5 to Form S-4 (File No. 333-193951) filed with the Securities and Exchange Commission on February 14, 2014)

3.6	Articles of Amendment to the Charter of Franklin Financial Network, Inc., dated March 10, 2015 (incorporated herein by reference to Exhibit 3.6 to Form 10-K (File No. 333-193951) filed with the Securities and Exchange Commission on March 11, 2015)

3.7	Amended and Restated Bylaws of Franklin Financial Network, Inc. (incorporated herein by reference to Exhibit 3.7 to Form 10-K (File No. 333-193951) filed with the Securities and Exchange Commission on March 11, 2015)

5.1*	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

23.1*	Consent of Crowe Horwath LLP

23.2*	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page to this registration statement)

*	Filed herewith.